EXECUTION COPY

Exhibit 10.1

$50,000,000
TERM LOAN CREDIT AGREEMENT
among
TEXAS-NEW MEXICO POWER COMPANY,
as the Borrower,
THE LENDERS IDENTIFIED HEREIN,
AND
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent
DATED AS OF SEPTEMBER 30, 2011
J.P. MORGAN SECURITIES LLC,
as Lead Arranger and Book Manager

1

TABLE OF CONTENTS
SECTION 1 DEFINITIONS AND ACCOUNTING TERMS                          1
1.1    Definitions                                         1
1.2    Computation of Time Periods and Other Definitional Provisions                16
1.3    Accounting Terms/Calculation of Financial Covenant                    16
1.4    Time                                            17
1.5    Rounding of Financial Covenant                                17
1.6    References to Agreements and Requirement of Laws                    17
SECTION 2 CREDIT FACILITY                                    17
2.1    Loans                                            17
2.2    [Reserved]                                        19
2.3    Continuations and Conversions                                19
2.4    Minimum Amounts                                    19
2.5    [Reserved]                                        19
2.6    [Reserved]                                        19
2.7    Evidence of Debt                                    19
SECTION 3 GENERAL PROVISIONS APPLICABLE TO LOANS                    20
3.1    Interest                                            20
3.2    Payments Generally                                    20
3.3    Prepayments                                        21
3.4    [Reserved]                                        22
3.5    Payment in full at Maturity                                22
3.6    Computations of Interest and Fees                            22
3.7    Pro Rata Treatment                                    23
3.8    Sharing of Payments                                    23
3.9    Capital Adequacy                                    24
3.10    Eurodollar Provisions                                    24
3.11    Illegality                                        24
3.12    Requirements of Law; Reserves on Eurodollar Loans                    25
3.13    Taxes                                            25
3.14    Compensation                                        28
3.15    Determination and Survival of Provisions                        29
SECTION 4 CONDITIONS PRECEDENT TO CLOSING                        29
4.1    Closing Conditions                                    29
SECTION 5 CONDITIONS TO ALL EXTENSIONS OF CREDIT                    31
5.1    Funding Requirements                                    31
SECTION 6 REPRESENTATIONS AND WARRANTIES                        32
6.1    Organization and Good Standing                            32
6.2    Due Authorization                                    32
6.3    No Conflicts                                        32
6.4    Consents                                        32
6.5    Enforceable Obligations                                    33
6.6    Financial Condition                                    33
6.7    No Material Change                                    33
6.8    No Default                                        33

i

6.9    Litigation                                        33
6.10    Taxes                                            34
6.11    Compliance with Law                                    34
6.12    ERISA                                            34
6.13    Use of Proceeds; Margin Stock                                35
6.14    Government Regulation                                    35
6.15    Solvency                                        35
6.16    Disclosure                                        35
6.17    Environmental Matters                                    35
6.18    First Mortgage Bonds Validly Issued                            36
6.19    First Priority Mortgage                                    36
SECTION 7 AFFIRMATIVE COVENANTS                                36
7.1    Information Covenants                                    36
7.2    Financial Covenant                                    38
7.3    Preservation of Existence and Franchises                        39
7.4    Books and Records                                    39
7.5    Compliance with Law                                    39
7.6    Payment of Taxes and Other Indebtedness                        39
7.7    Insurance                                        39
7.8    Performance of Obligations                                39
7.9    Use of Proceeds                                        40
7.10    Audits/Inspections                                    40
7.11    Hedging                                        40
SECTION 8 NEGATIVE COVENANTS                                40
8.1    Nature of Business                                    40
8.2    Consolidation and Merger                                40
8.3    Sale or Lease of Assets                                    40
8.4    Affiliate Transactions                                    41
8.5    Liens                                            41
8.6    Accounting Changes                                    42
8.7    Burdensome Agreements                                42
SECTION 9 EVENTS OF DEFAULT                                    43
9.1    Events of Default                                    43
9.2    Acceleration; Remedies                                    45
9.3    Allocation of Payments After Event of Default                        45
SECTION 10 AGENCY PROVISIONS                                    46
10.1    Appointment and Authority                                46
10.2    Rights as a Lender                                    46
10.3    Exculpatory Provisions                                    47
10.4    Reliance by Administrative Agent                            48
10.5    Delegation of Duties                                    48
10.6    Resignation of Administrative Agent                            48
10.7    Non-Reliance on Administrative Agent and Other Lenders                49
10.8    No Other Duties, Etc                                    49
10.9    Administrative Agent May File Proofs of Claim                        49
SECTION 11 MISCELLANEOUS                                    50
11.1    Notices; Effectiveness; Electronic Communication                    50

11.2    Right of Set-Off                                        51
11.3    Successors and Assigns                                    52
11.4    No Waiver; Remedies Cumulative                            55
11.5    Attorney Costs, Expenses, Taxes and Indemnification by Borrower            55
11.6    Amendments, Etc                                    57
11.7    Counterparts                                        58
11.8    Headings                                        58
11.9    Survival of Indemnification and Representations and Warranties                58
11.10    Governing Law; Venue; Service                                58
11.11    Waiver of Jury Trial; Waiver of Consequential Damages                    59
11.12    Severability                                        59
11.13    Further Assurances                                    59
11.14    Confidentiality                                        59
11.15    Entirety                                            60
11.16    Binding Effect; Continuing Agreement.                            60
11.17    [Reserved]                                        60
11.18    USA Patriot Act Notice                                    60
11.19    Acknowledgment                                    60
11.20    Replacement of Lenders                                    61

SCHEDULES
Schedule 1.1(a)        Pro Rata Shares
Schedule 11.1        Notices
Schedule 11.3        Processing and Recording Fees
EXHIBITS
Exhibit 1.1.1        Form of FMB Delivery Agreement
Exhibit 1.1.2        Form of Fourth Supplemental Indenture
Exhibit 2.1(b)        Form of Notice of Borrowing
Exhibit 2.1(e)        Form of Note
Exhibit 2.3        Form of Notice of Continuation/Conversion
Exhibit 3.13        Form of U.S. Tax Certificate
Exhibit 7.1(c)        Form of Compliance Certificate
Exhibit 11.3(b)        Form of Assignment and Assumption

TERM LOAN CREDIT AGREEMENT
THIS TERM LOAN CREDIT AGREEMENT (this “Credit Agreement”) is entered into as of September 30, 2011 among TEXAS-NEW MEXICO POWER COMPANY, a Texas corporation (the “Borrower”), the Lenders and JPMORGAN CHASE BANK, N.A., as Administrative Agent.
RECITALS
WHEREAS, the Borrower has requested that the Lenders make available a $50,000,000 senior term loan credit facility; and
WHEREAS, the Lenders party hereto have agreed to make the senior term loan credit facility available on the terms and conditions hereinafter set forth.
NOW, THEREFORE, IN CONSIDERATION of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
SECTION 1
DEFINITIONS AND ACCOUNTING TERMS

1.1	Definitions.

The following terms shall have the meanings specified herein unless the context otherwise requires. Defined terms herein shall include in the singular number the plural and in the plural the singular:
“2010 Revolving Loan Agreement” means that certain Amended and Restated Credit Agreement, dated as of December 16, 2010, by and among the Borrower, the lenders and financial institutions parties thereto, JPMorgan Chase Bank, N.A., as administrative agent and Union Bank, N.A., as syndication agent, as it may be amended, restated, supplemented, extended or otherwise modified from time to time.
“Adjusted Eurodollar Rate” means the Eurodollar Rate plus the Applicable Percentage.
“Administrative Agent” means JPMCB or any successor administrative agent appointed pursuant to Section 10.6.
“Administrative Agent's Office” means the Administrative Agent's address and, as appropriate, account as set forth on Schedule 11.1 or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling (including but not limited to all directors and officers of such Person), controlled by or under direct or indirect common control with such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power (a) to vote 10% or more of the securities having ordinary voting power for the election of directors of such Person or (b) to direct or cause direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.

“Agent-Related Parties” means the Administrative Agent, together with its Affiliates and the officers, directors, employees, agents and attorneys-in-fact of the Administrative Agent and its Affiliates.
“Applicable Percentage” means, for Eurodollar Loans and Base Rate Loans, the appropriate applicable percentages, in each case (subject to the exceptions indicated below) corresponding to the Debt Rating in effect as of the most recent Calculation Date as shown below:

Pricing Level	Debt Rating	Applicable Percentage for Eurodollar Loans	Applicable Percentage for Base Rate Loans
I	≥A-/A3	0.750%	0.000%
II	BBB+/Baa1	0.875%	0.000%
III	BBB/Baa2	1.000%	0.000%
IV	BBB-/Baa3	1.125%	0.125%
V*	<BBB- or unrated/ <Baa3 or unrated	1.500%	0.500%

*    If the Debt Rating by only one of S&P or Moody's is below BBB- or Baa3, respectively, Pricing Level V shall apply.
The Applicable Percentage shall be determined based on the applicable Debt Ratings and adjusted on the date one Business Day after the date on which an applicable Debt Rating is upgraded or downgraded in a manner which requires a change in the then applicable Pricing Level set forth above (the date the Debt Ratings begin to apply and each such adjustment date referred to herein as a “Calculation Date”). If at any time there is a split in the Borrower's Debt Rating between S&P and Moody's and the Debt Ratings from S&P and Moody's shall be BBB- or better and Baa3 or better, respectively, the Applicable Percentage shall be determined by the higher of the two Debt Ratings (i.e. the lower pricing); provided that, except as otherwise provided in the footnote to the table set forth above, if the two Debt Ratings are more than one level apart, the Applicable Percentage shall be based on the Debt Rating which is one level higher than the lower rating. If the Borrower does not have a Debt Rating from either S&P or Moody's, then Pricing Level V shall apply. Each Applicable Percentage shall be effective from one Calculation Date until the next Calculation Date. Any adjustment in the Applicable Percentage shall be applicable to all existing Loans. The applicable Pricing Level for Applicable Percentage, as of the Closing Date, shall be Pricing Level II.
“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Arranger” means J.P. Morgan Securities LLC, together with its successors and/or assigns.
“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.
“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit 11.3(b).
“Authorized Officer” means any of the president, chief executive officer, chief financial officer or treasurer of the Borrower.
“Bankruptcy Code” means the Bankruptcy Code in Title 11 of the United States Code, as amended, modified, succeeded or replaced from time to time.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.
“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by the Administrative Agent as its “prime rate” (the “Prime Rate”) and (c) the Eurodollar Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that for the avoidance of doubt, the Eurodollar Rate for any day shall be based on the rate appearing on the Reuters BBA Libor Rates page 3750 (or on any successor or substitute page of such page) at approximately 11:00 a.m. (London time) on such day. The Prime Rate is a rate publicly announced from time to time by the Administrative Agent as its prime rate in effect at its principal office in New York City, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Rate or the Eurodollar Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Rate or the Eurodollar Rate, respectively.
“Base Rate Loan” means any Loan bearing interest at a rate determined by reference to the Base Rate.
“Borrower Obligations” means, with respect to the Borrower, without duplication, all of the obligations of the Borrower to the Lenders and the Administrative Agent, whenever arising, under this Credit Agreement, the Notes or any of the other Credit Documents.
“Borrowing” means a borrowing consisting of simultaneous Loans of the same Type and, in the case of Eurodollar Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.1.
“Business Day” means any day other than a Saturday, a Sunday, a legal holiday or a day on which banking institutions are authorized or required by Law or other governmental action to close in New York, New York; provided that in the case of Eurodollar Loans such day is also a day on which dealings are conducted by and between banks in the London interbank market.
“Capital Stock” means (a) in the case of a corporation, all classes of capital stock of such corporation, (b) in the case of a partnership, partnership interests (whether general or limited), (c) in the case of a limited liability company, membership interests and (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person; including, in each case, all warrants, rights or options to purchase any of the foregoing.

“Change of Control” means the occurrence of any of the following: (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all Capital Stock that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of twenty-five percent (25%) of the Capital Stock of the Parent entitled to vote for members of the board of directors or equivalent governing body of the Parent on a fully diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); (b) during any period of 24 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Parent cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors); (c) any Person or two or more Persons acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of the Parent, or control over the Voting Stock of the Parent on a fully-diluted basis (and taking into account all such Voting Stock that such Person or group has the right to acquire pursuant to any option right) representing twenty-five percent (25%)or more of the combined voting power of such Voting Stock; or (d) the Parent shall cease to own, directly or indirectly, and free and clear of all Liens or other encumbrances (other than any Lien in favor of the administrative agent for the benefit of the lenders under the 2010 Revolving Loan Agreement (as it may be amended, restated, supplemented, refinanced or otherwise modified from time to time) securing Indebtedness thereunder), at least 100% of the outstanding Voting Stock of the Borrower on a fully diluted basis.
“Closing Date” means the date of this Credit Agreement, which is the first date all the conditions precedent in Section 4.1 are satisfied or waived in accordance with Section 4.1.
“Code” means the Internal Revenue Code of 1986 and the rules and regulations promulgated thereunder, as amended, modified, succeeded or replaced from time to time.
“Commitment” means, as to each Lender, its obligation to make Loans to the Borrower pursuant to Section 2.1, in an aggregate principal amount at any one time outstanding not to exceed such Lender's Pro Rata Share of the Committed Amount as set forth opposite such Lender's name on Schedule 1.1(a) or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Credit Agreement.
“Committed Amount” means FIFTY MILLION DOLLARS ($50,000,000), as it may be reduced from time to time in accordance with Section 2.1(d).
“Compensation Period” has the meaning set forth in Section 3.2(c)(ii).

“Compliance Certificate” means a fully completed and duly executed officer's certificate in the form of Exhibit 7.1(c), together with a Covenant Compliance Worksheet.
“Consolidated Capitalization” means, with respect to any Person, the sum of (a) all of the shareholders' equity or net worth of such Person and its Subsidiaries, as determined in accordance with GAAP plus (b) Consolidated Indebtedness of such Person and its Subsidiaries plus (c) the outstanding principal amount of Preferred Stock plus (d) 75% of the outstanding principal amount of Specified Securities of such Person and its Subsidiaries.
“Consolidated Indebtedness” means, as of any date of determination, with respect to any Person and its Subsidiaries on a consolidated basis, an amount equal to (a) all Indebtedness of such Person and its Subsidiaries as of such date minus (b) the outstanding principal amount of stranded cost securitization bonds of such Person and its Subsidiaries minus (c) an amount equal to the lesser of (i) 75% of the outstanding principal amount of Specified Securities of such Person and its Subsidiaries or (ii) 10% of Consolidated Capitalization (calculated assuming clause (i) above is applicable).
“Contingent Obligation” means, with respect to any Person, any direct or indirect liability of such Person with respect to any Indebtedness, liability or other obligation (the “primary obligation”) of another Person (the “primary obligor”), whether or not contingent, (a) to purchase, repurchase or otherwise acquire such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or provide funds (i) for the payment or discharge of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor in respect thereof to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss or failure or inability to perform in respect thereof; provided, however, that, with respect to the Borrower and its Subsidiaries, the term Contingent Obligation shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation of any Person shall be deemed to be an amount equal to the maximum amount of such Person's liability with respect to the stated or determinable amount of the primary obligation for which such Contingent Obligation is incurred or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder).
“Covenant Compliance Worksheet” shall mean a fully completed worksheet in the form of Schedule I to Exhibit 7.1(c).
“Credit Agreement” has the meaning set forth in the Preamble hereof.
“Credit Documents” means this Credit Agreement, the Notes, any Notice of Borrowing, any Notice of Continuation/Conversion, the Fourth Supplemental Indenture, the First Mortgage Bonds, the FMB Delivery Agreement and any other document, agreement or instrument entered into or executed in connection with the foregoing (other than the FMB Mortgage).
“Credit Exposure” has the meaning set forth in the definition of “Required Lenders”.
“Credit Extension” means a Borrowing.
“Credit Party” means the Administrative Agent or any other Lender.

“Debt Rating” means (a) during any period other than an FMB Release Period, the long term secured senior non-credit enhanced debt rating of the Borrower by S&P and Moody's and (b) during any FMB Release Period, the rating issued by such rating agency and then in effect with respect to the Borrower's senior unsecured long-term debt (without third-party credit enhancement).
“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
“Default” means any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.
“Default Rate” means an interest rate equal to two percent (2%) plus the rate that otherwise would be applicable (or if no rate is applicable, the Base Rate plus two percent (2%) per annum).
“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans or (ii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender's good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Credit Agreement (unless such writing or public statement indicates that such position is based on such Lender's good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Credit Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) under this Credit Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party's receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of a Bankruptcy Event.
“Dollars” and “$” means dollars in lawful currency of the United States of America.
“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person (other than a natural person) approved by the Administrative Agent and the Borrower (such approval not to be unreasonably withheld or delayed); provided that (i) the Borrower's consent is not required during the existence and continuation of a Default or an Event of Default, (ii) approval by the Borrower shall be deemed given if no objection is received by the assigning Lender and the Administrative Agent from the Borrower within five Business Days after written notice of such proposed assignment has been delivered to the Borrower and (iii) neither the Borrower nor any Subsidiary or Affiliate of the Borrower shall qualify as an Eligible Assignee.
“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, accusations, allegations, notices of noncompliance or violation, investigations (other than internal reports prepared by any Person in the ordinary course of its business and not in response to any third party action or request of any kind) or proceedings relating in any way to any actual or alleged violation of or liability under any Environmental Law or relating to any permit issued, or any approval given, under any such Environmental Law (collectively, “Claims”), including, without limitation, (a) any and all Claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Substances or arising from alleged injury or threat of injury to human health or the environment.
“Environmental Laws” shall mean any and all federal, state and local laws, statutes, ordinances, rules, regulations, permits, licenses, approvals, rules of common law and orders of courts or Governmental Authorities, relating to the protection of human health or occupational safety or the environment, now or hereafter in effect and in each case as amended from time to time, including, without limitation, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Substances.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute, and all rules and regulations from time to time promulgated thereunder.
“ERISA Affiliate” means, with respect to the Borrower, any Person (including any trade or business, whether or not incorporated) that would be deemed to be under “common control” with, or a member of the same “controlled group” as, the Borrower or any of its Subsidiaries, within the meaning of Sections 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.
“ERISA Event” means, with respect to the Borrower: (a) a Reportable Event with respect to a Plan or a Multiemployer Plan, (b) a complete or partial withdrawal by the Borrower, any of its Subsidiaries or any ERISA Affiliate from a Multiemployer Plan, or the receipt by the Borrower, any of its Subsidiaries or any ERISA Affiliate of notice from a Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA, (c) the distribution by the Borrower, any of its Subsidiaries or any ERISA Affiliate under Section 4041 or 4041A of ERISA of a notice of intent to terminate any Plan or the taking of any action to terminate any Plan, (d) the commencement of proceedings by the PBGC under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Borrower, any of its Subsidiaries or any ERISA Affiliate of a notice from any Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan, (e) the institution of a proceeding by any fiduciary of any Multiemployer Plan against the Borrower, any of its Subsidiaries or any ERISA Affiliate to enforce Section 515 of ERISA, which is not dismissed within thirty (30) days, (f) the imposition upon the Borrower, any of its Subsidiaries or any ERISA Affiliate of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, or the imposition or threatened imposition of any Lien upon any assets of the Borrower, any of its Subsidiaries or any ERISA Affiliate as a result of any alleged failure to comply with the Code or ERISA in respect of any Plan, (g) the engaging in or otherwise becoming liable for a nonexempt Prohibited Transaction by the Borrower, any of its Subsidiaries or any ERISA Affiliate, (h) a violation of the applicable requirements of Section 404 or 405 of ERISA or the exclusive benefit rule under Section 401(a) of the Code by any fiduciary of any Plan for which the Borrower, any of its Subsidiaries or any ERISA Affiliate may be directly or indirectly liable, (i) the adoption of an amendment to any Plan that, pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA, would result in the loss of tax-exempt status of the trust of which such Plan is a part if the Borrower, any of its Subsidiaries or any ERISA Affiliate fails to timely provide security to such Plan in accordance with the provisions of such sections or (j) the withdrawal of the Borrower, any of its Subsidiaries or any ERISA Affiliate from a Multiple Employer Plan during a play year in which it was a substantial employer (as such term is defined in Section 4001(a)(2) of ERISA), or the termination of a Multiple Employer Plan.

“Eurodollar Loan” means a Loan bearing interest based at a rate determined by reference to the Adjusted Eurodollar Rate.
“Eurodollar Rate” means, for any Interest Period with respect to a Eurodollar Loan, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurodollar Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Loan being made, continued or converted by JPMCB and with a term equivalent to such Interest Period would be offered by JPMCB's London Branch to major banks in the London interbank eurodollar market at their request at approximately 4:00 p.m. (London time) two Business Days prior to the commencement of such Interest Period.
“Event of Default” has the meaning set forth in Section 9.1.
“Exchange Act” means the Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder, as amended, modified, succeeded or replaced from time to time.
“Excluded Taxes” means, with respect to any payment made by the Borrower under any Credit Document, any of the following Taxes imposed on or with respect to a Recipient:
(i)    income or franchise Taxes imposed on (or measured by) net income by the United States of America, or by the jurisdiction under the laws of which such Recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located;
(ii)    any branch profits Taxes imposed by the United States of America or any similar Taxes imposed by any other jurisdiction in which the Borrower is located; and
(iii)    in the case of a Non-U.S. Lender (other than an assignee pursuant to a request by the Borrower under Section 11.20), any U.S. Federal withholding Taxes resulting from any law in effect (including FATCA) on the date such Non-U.S. Lender becomes a party to this Credit Agreement (or designates a new lending office) or is attributable to such Non-U.S. Lender's failure to comply with Section 3.13(f), except to the extent that such Non-U.S. Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding Taxes pursuant to Section 3.13(a).
“Existing Credit Agreement” means that certain Term Loan Credit Agreement, dated as of March 25, 2009, by and among the Borrower, the lenders and financial institutions parties thereto, Union Bank, N.A., as administrative agent, as it may have been amended, supplemented, extended or otherwise modified prior to the date hereof.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Credit Agreement, and any regulations or official interpretations thereof.
“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to JPMCB on such day on such transactions as determined by the Administrative Agent.
“Financial Officer” means the chief financial officer, principal accounting officer or treasurer of the Borrower.
“First Mortgage Bonds” means the First Mortgage Bonds, Series 2011A, which shall be substantially in the form of Exhibit A to the Fourth Supplemental Indenture and, from and after any FMB Release Period shall terminate, first mortgage bonds issued pursuant to the FMB Mortgage in form and substance substantially similar to the first mortgage bonds released on the FMB Release Date for such FMB Release Period.
“First Mortgage Bond Trustee” means Union Bank, N.A. (successor to The Bank of New York Mellon Trust Company, N.A.), as trustee under the FMB Mortgage, together with its permitted successors and assigns in such capacity.
“Fiscal Quarter” means each of the calendar quarters ending as of the last day of each March, June, September and December.
“Fiscal Year” means the calendar year ending December 31.
“FMB Delivery Agreement” means a bond delivery agreement whereby the Administrative Agent (a) acknowledges delivery of the First Mortgage Bonds and (b) agrees to hold the First Mortgage Bonds for the benefit of the Lenders and to distribute all payments made by the Borrower on account thereof to the Lenders, substantially in the form of Exhibit 1.1.1.
“FMB Mortgage” means that certain First Mortgage Indenture, dated as of March 23, 2009, between the Borrower and the First Mortgage Bond Trustee, as amended, restated or otherwise modified from time to time.
“FMB Mortgage Documents” means the FMB Mortgage, together with any supplemental indentures issued pursuant thereto, as the same may be amended, restated, supplemented or otherwise modified from time to time.
“FMB Release Date” has the meaning set forth in Section 2.1(e).
“FMB Release Period” means the period commencing on any FMB Release Date to any subsequent date when any first mortgage bonds shall be required to be, or otherwise are, delivered to the Administrative Agent pursuant to Section 2.1(e) or otherwise.
“Fourth Supplemental Indenture” means that certain Fourth Supplemental Indenture dated as of September 30, to the FMB Mortgage, entered into by and between the Borrower and the First Mortgage Bond Trustee, attached hereto as Exhibit 1.1.2.
“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funding Date” has the meaning set forth in Section 2.1(a).
“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession) or that are promulgated by any Governmental Authority having appropriate jurisdiction.
“Governmental Authority” means any domestic or foreign nation or government, any state or other political subdivision thereof and any central bank thereof, any municipal, local, city or county government, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government (including, without limitation, any state dental board) and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.
“Granting Lender” has the meaning specified in Section 11.3(h).
“Hazardous Substances” means any substances or materials (a) that are or become defined as hazardous wastes, hazardous substances, pollutants, contaminants or toxic substances under any Environmental Law, (b) that are defined by any Environmental Law as toxic, explosive, corrosive, ignitable, infectious, radioactive, mutagenic or otherwise hazardous, (c) the presence of which require investigation or response under any Environmental Law, (d) that constitute a nuisance, trespass or health or safety hazard to Persons or neighboring properties, (e) that consist of underground or aboveground storage tanks, whether empty, filled or partially filled with any substance, or (f) that contain, without limitation, asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, petroleum hydrocarbons, petroleum derived substances or wastes, crude oil, nuclear fuel, natural gas or synthetic gas.
“Hedging Agreements” means, collectively, interest rate protection agreements, equity index agreements, foreign currency exchange agreements, option agreements or other interest or exchange rate or commodity price hedging agreements (other than forward contracts for the delivery of power or gas written by the Borrower to its jurisdictional and wholesale customers in the ordinary course of business).
“Indebtedness” means, with respect to any Person (without duplication), (a) all indebtedness and obligations of such Person for borrowed money or in respect of loans or advances of any kind, (b) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments, (c) all reimbursement obligations of such Person with respect to surety bonds, letters of credit and bankers' acceptances (in each case, whether or not drawn or matured and in the stated amount thereof), (d) all obligations of such Person to pay the deferred purchase price of property or services, (e) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, (f) all obligations of such Person as lessee under leases that are or are required to be, in accordance with GAAP, recorded as capital leases, to the extent such obligations are required to be so recorded, (g) the net termination obligations of such Person under any Hedging Agreements, calculated as of any date as if such agreement or arrangement were terminated as of such date in accordance with the applicable rules under GAAP, (h) all Contingent Obligations of such Person, (i) all obligations and liabilities of such Person incurred in connection with any transaction or series of transactions providing for the financing of assets through one or more securitizations or in connection with, or pursuant to, any synthetic lease or similar off-balance sheet financing, (j) the aggregate amount of uncollected accounts receivable of such Person subject at the time of determination to a sale of receivables (or similar transaction) to the extent such transaction is effected with recourse to such Person (whether or not such transaction would be reflected on the balance sheet of such Person in accordance with GAAP), (k) all Specified Securities and (l) all indebtedness referred to in clauses (a) through (k) above secured by any Lien on any property or asset owned or held by such Person regardless of whether the indebtedness secured thereby shall have been assumed by such Person or is nonrecourse to the credit of such Person.
“Indemnified Liabilities” has the meaning set forth in Section 11.5(b).
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes and other than Other Connection Taxes imposed with respect to an assignment (other than an assignment under Section 11.20), imposed on or with respect to any payment made by the Borrower under any Credit Document and (b) Other Taxes.
“Indemnitees” has the meaning set forth in Section 11.5(b).
“Interest Payment Date” means, (a) as to any Eurodollar Loan, the last day of each Interest Period applicable to such Loan, on the date of any prepayment of the Loans pursuant to Section 3.3 and the Maturity Date; provided, however, that if any Interest Period for a Eurodollar Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates and (b) as to any Base Rate Loan, the last Business Day of each Fiscal Quarter, on the date of any prepayment of the Loans pursuant to Section 3.3 and the Maturity Date.
“Interest Period” means, as to each Eurodollar Loan, the period commencing on the date such Eurodollar Loan is disbursed or converted to or continued as a Eurodollar Loan and ending on the date one, two, three or six months thereafter, as selected by the Borrower in its Notice of Borrowing or Notice of Continuation/Conversion; provided that:
(a)    any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;
(b)    any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and
(c)    no Interest Period shall extend beyond the Maturity Date.
“IRS” means the United States Internal Revenue Service.
“JPMCB” means JPMorgan Chase Bank, N.A., together with its successors and/or assigns.
“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
“Lender” means any of the Persons identified as a “Lender” on the signature pages hereto, any Eligible Assignee which may become a Lender by way of assignment in accordance with the terms hereof, together with their successors and permitted assigns.

“Lender Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.
“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender's Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.
“Lien” means any mortgage, pledge, hypothecation, assignment, security interest, lien (statutory or otherwise), preference, priority, charge or other encumbrance of any nature, whether voluntary or involuntary, including, without limitation, the interest of any vendor or lessor under any conditional sale agreement, title retention agreement, capital lease or any other lease or arrangement having substantially the same effect as any of the foregoing.
“Loans” has the meaning set forth in Section 2.1(a).
“Margin Stock” has the meaning ascribed to such term in Regulation U.
“Material Adverse Change” means a material adverse change in the condition (financial or otherwise), operations, business, performance, properties or assets of the Borrower and its Subsidiaries, taken as a whole.
“Material Adverse Effect” means, with respect to the Borrower, a material adverse effect upon (a) the business, assets, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries, taken as a whole, (b) the ability of the Borrower or any of its Subsidiaries to perform its obligations under this Credit Agreement or any of the other Credit Documents or the FMB Mortgage, (c) the legality, validity or enforceability of this Credit Agreement or any of the other Credit Documents or the FMB Mortgage or the rights and remedies of the Administrative Agent and the Lenders hereunder and thereunder or (d) other than during an FMB Release Period, the Mortgaged Property taken as a whole, the Lien of the FMB Mortgage Documents on such Mortgaged Property in favor of the First Mortgage Bond Trustee for the benefit of the holders of First Mortgage Bonds, including the Administrative Agent (for its benefit and for the benefit of the Lenders) or the priority of such Lien.
“Maturity Date” means June 30, 2014.
“Moody's” means Moody's Investors Service, Inc. and its successors.
“Mortgaged Property” means the real property, fixtures and personal property identified in the FMB Mortgage Documents and is now or hereafter owned by Borrower, but excluding therefrom all “Excepted Property” (as such term is defined in the FMB Mortgage) and such other properties as have been released or excepted from the Lien of the FMB Mortgage Documents.
“Multiemployer Plan” means, with respect to the Borrower, any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA to which the Borrower, any of its Subsidiaries or any ERISA Affiliate makes, is making or is obligated to make contributions or has made or been obligated to make contributions.
“Multiple Employer Plan” means, with respect to the Borrower, a Single Employer Plan to which the Borrower, any of its Subsidiaries or any ERISA Affiliate and at least one employer other than the Borrower, any of its Subsidiaries or any ERISA Affiliate are contributing sponsors.

“Non-U.S. Lender” means a Lender that is not a U.S. Person.
“Note Facilities Documentation” means the FMB Mortgage, the First Supplemental Indenture dated as of March 23, 2009 issued pursuant thereto, the Second Supplemental Indenture dated as of March 25, 2009 issued pursuant thereto, the Third Supplemental Indenture dated as of April 30, 2009 (as amended by a First Amendment dated as of December 16, 2010 to such Third Supplemental Indenture) issued pursuant thereto and any other supplemental indentures, notes or other securities issued pursuant thereto or in connection therewith, as the same may be amended, supplemented, extended or otherwise modified from time to time.
“Notes” means the promissory notes of the Borrower in favor of each of the Lenders evidencing the Loans made to the Borrower provided pursuant to Section 2.1, individually or collectively, as appropriate, as such promissory notes may be amended, modified, supplemented, extended, renewed or replaced from time to time and as evidenced in the form of Exhibit 2.1(e).
“Notice of Borrowing” means the request by the Borrower for the Loans in the form of Exhibit 2.1(b).
“Notice of Continuation/Conversion” means a request by the Borrower to continue an existing Eurodollar Loan to a new Interest Period or to convert a Eurodollar Loan to a Base Rate Loan or a Base Rate Loan to a Eurodollar Loan, in the form of Exhibit 2.3.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than a connection arising from such Recipient having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to, or enforced, any Credit Document, or sold or assigned an interest in any Credit Document).
“Other Taxes” means any present or future stamp, court, documentary, intangible, recording, filing or similar excise or property Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or from the registration, receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment under Section 11.20).
“PBGC” means the Pension Benefit Guaranty Corporation and any successor thereto.
“Parent” means PNM Resources, Inc., a New Mexico corporation, together with its successors and permitted assigns.
“Participant” has the meaning set forth in Section 11.3(d).
“Participant Register” has the meaning set forth in Section 11.3(d).
“Person” means any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise (whether or not incorporated), or any Governmental Authority.
“Plan” means, with respect to the Borrower, any “employee benefit plan” (within the meaning of Section 3(3) of ERISA) which is covered by ERISA and with respect to which the Borrower, any of its

Subsidiaries or any ERISA Affiliate is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” within the meaning of Section 3(5) of ERISA.
“Preferred Stock” means, with respect to any Person, all preferred Capital Stock issued by such Person in which the terms thereof do not require such Capital Stock to be redeemed or to make mandatory sinking fund payments.
“Prime Rate” has the meaning set forth in the definition of Base Rate in this Section 1.1.
“Pro Rata Share” means, with respect to each Lender at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Commitment of such Lender at such time and the denominator of which is the amount of the Committed Amount at such time; provided that if the Commitment of each Lender to make Loans have been terminated pursuant to Section 9.2 or otherwise, then the Pro Rata Share of each Lender shall be determined based on such Lender's percentage ownership of the sum of the aggregate amount of outstanding Loans. The initial Pro Rata Share of each Lender is set forth opposite the name of such Lender on Schedule 1.1(a) or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.
“Prohibited Transaction” means any transaction described in (a) Section 406 of ERISA that is not exempt by reason of Section 408 of ERISA or by reason of a Department of Labor prohibited transaction individual or class exemption or (b) Section 4975(c) of the Code that is not exempt by reason of Section 4975(c)(2) or 4975(d) of the Code.
“Property” means any right, title or interest in or to any property or asset of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.
“Recipient” means, as applicable, (a) the Administrative Agent and (b) any Lender.
“Register” has the meaning set forth in Section 11.3(c).
“Regulations T, U and X” means Regulations T, U and X, respectively, of the Federal Reserve Board, and any successor regulations.
“Related Hedging Obligations” means, so long as any Lender shall remain a Lender hereunder, all obligations of the Borrower, whether absolute or contingent, and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) owing to such Lender or any Affiliate of such Lender in connection with any Hedging Agreements entered into by the Borrower to the extent required by Section 7.11.
“Reportable Event” means (a) any “reportable event” within the meaning of Section 4043(c) of ERISA for which the notice under Section 4043(a) of ERISA has not been waived by the PBGC (including any failure to meet the minimum funding standard of, or timely make any required installment under, Section 412 of the Code or Section 302 of ERISA, regardless of the issuance of any waivers in accordance with Section 412(d) of the Code), (b) any such “reportable event” subject to advance notice to the PBGC under Section 4043(b)(3) of ERISA, (c) any application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code, and (d) a cessation of operations described in Section 4062(e) of ERISA.
“Required Lenders” means Lenders whose aggregate Credit Exposure (as hereinafter defined) constitutes more than 50% of the Credit Exposure of all Lenders at such time; provided, however, that if any Lender shall be a Defaulting Lender at such time then there shall be excluded from the determination of Required Lenders the aggregate principal amount of Credit Exposure of such Lender at such time; provided that if any Lender shall hold more than 50% of the Credit Exposure of all Lenders at such time (and if there is more than one Lender at such time), “Required Lenders” shall mean such Lender plus one additional Lender. For purposes of the preceding sentence, the term “Credit Exposure” as applied to each Lender shall mean (a) at any time prior to the termination of the Commitments, the Pro Rata Share of such Lender of the Committed Amount multiplied by the Committed Amount and (b) at any time after the termination of the Commitments, the principal balance of the outstanding Loans of such Lender.
“Requirement of Law” means, with respect to any Person, the organizational documents of such Person and any Law applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject or otherwise pertaining to any or all of the transactions contemplated by this Credit Agreement and the other Credit Documents or the FMB Mortgage Documents. Notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith or in implementation thereof and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Requirement of Law” regardless of the date enacted, adopted or issued or implemented.
“Responsible Officer” means, with respect to the Borrower, the president, the chief executive officer, the chief financial officer, any executive officer, principal accounting officer or treasurer of the Borrower, and any other officer or similar official thereof responsible for the administration of the obligations of the Borrower in respect of this Credit Agreement and the other Credit Documents.
“Restricted Payment” means, with respect to any Person, any dividend or other distribution (whether in cash, securities or other property) with respect to any Capital Stock of such Person.
“S&P” means Standard & Poor's Rating Service, a division of The McGraw-Hill Companies, Inc. and its successors.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Single Employer Plan” means any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan or Multiple Employer Plan.
“Solvent” means, with respect to any Person as of a particular date, that on such date (a) such Person is able to pay its debts and other liabilities, Contingent Obligations and other commitments as they mature in the normal course of business, (b) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature in their ordinary course, (c) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person's assets would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged or is to engage, (d) the fair value of the assets of such Person is greater than the total amount of liabilities, including, without limitation, Contingent Obligations, of such Person and (e) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured.
“SPC” has the meaning set forth in Section 11.3(h).

“Specified Securities” means, with respect to any Person, (a) all preferred Capital Stock issued by such Person and required by the terms thereof to be redeemed or for which mandatory sinking fund payments are due, (b) all securities issued by such Person that contain two distinct components, typically medium-term debt and a forward contract for the issuance of common stock prior to the debt maturity, including such securities commonly referred to by their tradenames as “FELINE PRIDES”, “PEPS”, “HITS”, “SPACES” and “DECS” and generally referred to as “equity units” and (c) all other securities issued by such Person that are similar to those described in the forgoing clauses (a) and (b).
“Subsidiary” means, as to any Person, (a) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time, any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries, and (b) any partnership, association, joint venture or other entity in which such person directly or indirectly through Subsidiaries has more than a 50% equity interest at any time. Any reference to Subsidiary herein, unless otherwise identified, shall mean a Subsidiary, direct or indirect, of the Borrower. Any reference to a Subsidiary of the Borrower herein shall not include any Subsidiary that is inactive, has minimal or no assets and does not generate revenues.
“Taxes” means any present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Total Assets” means all assets of the Borrower and its Subsidiaries as shown on its most recent quarterly consolidated balance sheet, as determined in accordance with GAAP.
“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Loan.
“U.S. Person” means a United States person within the meaning of Section 7701(a)(30) of the Code.
“U.S. Tax Certificate” has the meaning set forth in Section 3.13(f).
“Voting Stock” means the Capital Stock of a Person that is then outstanding and normally entitled to vote in the election of directors and other securities of such Person convertible into or exercisable for such Capital Stock (whether or not such securities are then currently convertible or exercisable).
“Withholding Agent” means the Borrower and the Administrative Agent.

1.2	Computation of Time Periods and Other Definitional Provisions.

For purposes of computation of periods of time hereunder, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.” References in this Credit Agreement to “Articles”, “Sections”, “Schedules” or “Exhibits” shall be to Articles, Sections, Schedules or Exhibits of or to this Credit Agreement unless otherwise specifically provided.

1.3	Accounting Terms/Calculation of Financial Covenant.

Except as otherwise expressly provided herein, all accounting terms used herein or incorporated herein by reference shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Administrative Agent or the Lenders hereunder shall be prepared, in accordance with GAAP applied on a consistent basis. Notwithstanding anything to the contrary in this Credit Agreement, for purposes of calculation of the financial covenant set forth in Section 7.2, all accounting determinations and computations thereunder shall be made in accordance with GAAP as in effect as of the date of this Credit Agreement applied on a basis consistent with the application used in preparing the most recent financial statements of the Borrower referred to in Section 4.1(d). In the event that any changes in GAAP after such date are required to be applied to the Borrower, and would affect the computation of the financial covenant contained in Section 7.2, such changes shall be followed only from and after the date this Credit Agreement shall have been amended to take into account any such changes. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein.

1.4	Time.

All references to time herein shall be references to Central Standard Time or Central Daylight Time, as the case may be, unless specified otherwise.

1.5	Rounding of Financial Covenant.

Any financial ratios required to be maintained by the Borrower pursuant to this Credit Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.6	References to Agreements and Requirement of Laws.

Unless otherwise expressly provided herein: (a) references to organization documents, agreements (including the Credit Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Credit Document and (b) references to any Requirement of Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Requirement of Law.
SECTION 2
CREDIT FACILITY

2.1	Loans.

(a)Commitment. Subject to the terms and conditions set forth herein, each Lender severally agrees to make term loans (each a “Loan” and collectively the “Loans”) in Dollars to the Borrower in a single draw on the Closing Date (such date being the “Funding Date” for this purpose); provided, however, that after giving effect to any Borrowing (i) the sum of the aggregate principal amount of outstanding Loans shall not exceed the lesser of (x) the Committed Amount and (y) the face amount of the First Mortgage Bonds (or, during any FMB Release Period, the sum of the aggregate principal amount of outstanding Loans shall not exceed the Committed Amount) and (ii) with respect to each individual Lender, the sum of the aggregate principal amount of outstanding Loans of such Lender shall not exceed such Lender's Pro Rata Share of the Committed Amount. No amount of the Loans may be reborrowed after repayment. The unused Commitments hereunder shall automatically terminate after giving effect to the initial Borrowing on the Funding Date.

(b)Method of Borrowing for Loans. By no later than 11:00 a.m. (i) on the date of the requested Borrowing of Loans that will be Base Rate Loans and (ii) three Business Days prior to the date of the requested Borrowing of Loans that will be Eurodollar Loans, the Borrower shall telephone the Administrative Agent as well as submit a written Notice of Borrowing in the form of Exhibit 2.1(b) to the Administrative Agent setting forth (A) the amount requested, (B) the date of the requested Borrowing, (C) the Type of Loan, (D) with respect to Loans that will be Eurodollar Loans, the Interest Period applicable thereto, and (E) certification that the Borrower has complied in all respects with Section 5. If the Borrower shall fail to specify (1) an Interest Period in the case of a Eurodollar Loan, then such Eurodollar Loan shall be deemed to have an Interest Period of one month or (2) the Type of Loan requested, then such Loan shall be deemed to be a Base Rate Loan.

(c)Funding of Loans. Upon receipt of the Notice of Borrowing, the Administrative Agent shall promptly inform the Lenders as to the terms thereof. Each such Lender shall make its Pro Rata Share of the requested Loans available to the Administrative Agent in immediately available funds at the Administrative Agent's Office not later than 1:00 p.m. on the Business Day specified in the Notice of Borrowing. Upon satisfaction of the conditions set forth in Section 5, the amount of the requested Loans will then be made available to the Borrower by the Administrative Agent either by (i) crediting the account of the Borrower on the books of the Administrative Agent with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.

(d)Reductions of Committed Amount.
(i)Upon at least three Business Days' notice, the Borrower shall have the right to permanently terminate or reduce the aggregate unused amount of the Committed Amount at any time or from time to time; provided that (A) each partial reduction shall be in an aggregate amount at least equal to $5,000,000 and in integral multiples of $1,000,000 above such amount and (B) no reduction shall be made which would reduce the Committed Amount to an amount less than the sum of the aggregate principal amount of outstanding Loans.

(ii)Any reduction in (or termination of) the Committed Amount shall be permanent and may not be reinstated.

(e)Notes; First Mortgage Bonds.

(i)At the request of any Lender, the Loans made by such Lender shall be evidenced by duly executed promissory notes of the Borrower in favor of such Lender in substantially the form of Exhibit 2.1(e). Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(ii)To the extent set forth in the Fourth Supplemental Indenture and the First Mortgage Bonds, the First Mortgage Bonds are to be issued and delivered to the Administrative Agent in order to provide collateral security for the Borrower Obligations and the Related Hedging Obligations. Notwithstanding anything in this Credit Agreement to the contrary, upon the request of the Borrower at any time that (A) no Default or Event of Default exists and (B) the Borrower shall have certified to the Administrative Agent that (x) the then current ratings for the Borrower's senior unsecured long-term debt (without third-party credit enhancement) are BBB- or higher from S&P and Baa3 or higher from Moody's and (y) all other Indebtedness of the

Borrower is not (or concurrently with the release of the First Mortgage Bonds will not be) supported by any first mortgage bonds under the FMB Mortgage Documents, concurrently with the release of all other first mortgage bonds supporting such other Indebtedness the Administrative Agent will, at the Borrower's expense, take all actions reasonably requested by the Borrower to release the First Mortgage Bonds and the Liens created thereby (the date of such release, the “FMB Release Date”); provided that concurrently with the Borrower thereafter causing first mortgage bonds to be issued in support of other Indebtedness of the Borrower, the Borrower shall cause first mortgage bonds in an aggregate principal amount not less than the Committed Amount to be issued and delivered to the Administrative Agent.

2.2	[Reserved].

2.3	Continuations and Conversions.

Subject to the terms below, the Borrower shall have the option, on any Business Day prior to the Maturity Date, to continue existing Eurodollar Loans for a subsequent Interest Period, to convert Base Rate Loans into Eurodollar Loans or to convert Eurodollar Loans into Base Rate Loans. By no later than 11:00 a.m. (a) on the date of the requested conversion of a Eurodollar Loan to a Base Rate Loan and (b) three Business Days prior to the date of the requested continuation of a Eurodollar Loan or conversion of a Base Rate Loan to a Eurodollar Loan, the Borrower shall provide telephonic notice to the Administrative Agent, followed promptly by a written Notice of Continuation/Conversion in the form of Exhibit 2.3, setting forth whether the Borrower wishes to continue or convert such Loans. Notwithstanding anything herein to the contrary, (A) except as provided in Section 3.11, Eurodollar Loans may only be continued or converted into Base Rate Loans on the last day of the Interest Period applicable thereto, (B) Eurodollar Loans may not be continued nor may Base Rate Loans be converted into Eurodollar Loans during the existence and continuation of a Default or an Event of Default and (C) any request to continue a Eurodollar Loan that fails to comply with the terms hereof or any failure to request a continuation of a Eurodollar Loan at the end of an Interest Period shall be deemed a request to convert such Eurodollar Loan to a Base Rate Loan on the last day of the applicable Interest Period.

2.4	Minimum Amounts.

Each request for a borrowing, conversion or continuation shall be subject to the requirements that (a) each Eurodollar Loan shall be in a minimum amount of $5,000,000 and in integral multiples of $1,000,000 in excess thereof, (b) each Base Rate Loan shall be in a minimum amount of $3,000,000 and in integral multiples of $100,000 in excess thereof (or the remaining amount of outstanding Loans) and (c) no more than five Eurodollar Loans shall be outstanding hereunder at any one time. For the purposes of this Section 2.4, separate Eurodollar Loans that begin and end on the same date, as well as Eurodollar Loans that begin and end on different dates, shall all be considered as separate Eurodollar Loans.

2.5	[Reserved].

2.6	[Reserved].

2.7	Evidence of Debt.

The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to its Borrower Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.
SECTION 3
GENERAL PROVISIONS APPLICABLE
TO LOANS

3.1	Interest.

(a)Interest Rate. Subject to Sections 3.1(b), (i) all Base Rate Loans shall accrue interest at the Base Rate plus the Applicable Percentage and (ii) all Eurodollar Loans shall accrue interest at the Adjusted Eurodollar Rate.

(b)Default Rate of Interest.

(i)After the occurrence, and during the continuation, of an Event of Default pursuant to Section 9.1(a), the principal of and, to the extent permitted by Law, interest on the Loans and any other amounts owing hereunder or under the other Credit Documents (including without limitation fees and expenses) shall bear interest, payable on demand, at the Default Rate.

(ii)After the occurrence, and during the continuation, of an Event of Default (other than an Event of Default pursuant to Section 9.1(a)), at the request of the Required Lenders, the principal of and, to the extent permitted by Law, interest on the Loan and any other amounts owing hereunder or under the other Credit Documents (including without limitation fees and expenses) shall bear interest, payable on demand, at the Default Rate.

(c)Interest Payments. Interest on Loans shall be due and payable in arrears on each Interest Payment Date.

3.2	Payments Generally.

(a)No Deductions; Place and Time of Payments. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent's Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender's Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b)Payment Dates. Subject to the definition of “Interest Period,” if any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(c)Advances by Administrative Agent. Unless the Borrower or any Lender has notified the Administrative Agent, prior to the time any payment is required to be made by it to the Administrative

Agent hereunder, that the Borrower or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that the Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Administrative Agent in immediately available funds, then:
(i)if the Borrower failed to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in immediately available funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in immediately available funds at the Federal Funds Rate from time to time in effect; and

(ii)if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in immediately available funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the Borrower to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at a rate per annum equal to the Federal Funds Rate from time to time in effect. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender's Loan included in the applicable Borrowing. If such Lender does not pay such amount forthwith upon the Administrative Agent's demand therefor, the Administrative Agent may make a demand therefor upon the Borrower, and the Borrower shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to such Borrowing. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (c) shall be conclusive, absent manifest error.
(d)Several Obligations. The obligations of the Lenders hereunder to make Loans are several and not joint. The failure of any Lender to make any Loan on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan.

(e)Funding Offices. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

3.3	Prepayments.

(a)Voluntary Prepayments. The Borrower shall have the right to prepay its outstanding Loans in whole or in part from time to time without premium or penalty; provided, however, that (i) all prepayments under this Section 3.3(a) shall be subject to Section 3.14, (ii) Eurodollar Loans may only be prepaid on three Business Days' prior written notice to the Administrative Agent, (iii) each such partial prepayment of Eurodollar Loans shall be in the minimum principal amount of $1,000,000 and integral multiples of $1,000,000 and (iv) each such partial prepayment of Base Rate Loans shall be in the minimum principal amount of $500,000 and integral multiples of $100,000 or, in the case of clauses (iii) and (iv), if less than such minimum amounts, the entire principal amount thereof then outstanding. Amounts prepaid pursuant to this Section 3.3(a) shall be applied as the Borrower may elect based on the

Lenders' Pro Rata Shares; provided, however, if the Borrower fails to specify, such prepayment shall be applied by the Administrative Agent, subject to Section 3.7, in such manner as it deems reasonably appropriate.

(b)Mandatory Prepayments.

(i)If at any time the sum of the aggregate principal amount of Loans outstanding exceeds the Committed Amount, the Borrower shall immediately make a principal payment to the Administrative Agent in an amount in Dollars as is necessary to be in compliance with Section 2.1 and as directed by the Administrative Agent.

(ii)All amounts required to be prepaid pursuant to this Section 3.3(b) shall be applied first to Base Rate Loans, and second to Eurodollar Loans in direct order of Interest Period maturities. All prepayments pursuant to this Section 3.3(b) shall be subject to Section 3.14.

3.4	[Reserved].

3.5	Payment in full at Maturity
.
On the Maturity Date, the entire outstanding principal balance of all Loans, together with accrued but unpaid interest and all fees and other sums owing under the Credit Documents, shall be due and payable in full, unless accelerated sooner pursuant to Section 9.2; provided that if the Maturity Date is not a Business Day, then such principal, interest, fees and other sums shall be due and payable in full on the next preceding Business Day.

3.6	Computations of Interest and Fees.

(a)Calculation of Interest and Fees. Except for Base Rate Loans that are based upon the Prime Rate, in which case interest shall be computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, all computations of interest and fees hereunder shall be made on the basis of the actual number of days elapsed over a year of 360 days. Interest shall accrue from and including the first date of Borrowing (or continuation or conversion) to but excluding the last day occurring in the period for which such interest is payable. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(b)Usury. It is the intent of the Lenders and the Borrower to conform to and contract in strict compliance with applicable usury Law from time to time in effect. All agreements between the Lenders and the Borrower are hereby limited by the provisions of this subsection which shall override and control all such agreements, whether now existing or hereafter arising and whether written or oral. In no way, nor in any event or contingency (including but not limited to prepayment or acceleration of the maturity of any Borrower Obligation), shall the interest taken, reserved, contracted for, charged, or received under this Credit Agreement, under the Notes, under the First Mortgage Bonds or otherwise, exceed the maximum nonusurious amount permissible under applicable Law. If, from any possible construction of any of the Credit Documents or any other document, interest would otherwise be payable in excess of the maximum nonusurious amount, any such construction shall be subject to the provisions of this subsection and such documents shall be automatically reduced to the maximum nonusurious amount permitted under applicable Law, without the necessity of execution of any amendment or new document. If any Lender shall ever receive anything of value which is characterized as interest on the Loans under applicable Law and which would, apart from this provision, be in excess of the maximum nonusurious amount, an amount equal to the amount which would have been excessive interest shall, without penalty, be applied to the reduction of the principal amount owing on the Loans and not to the payment of interest, or refunded to the Borrower or the other payor thereof if and to the extent such amount which would have been excessive exceeds such unpaid principal amount of the Loans. The right to demand payment of the Loans or any other Indebtedness evidenced by any of the Credit Documents does not include the right to accelerate the payment of any interest which has not otherwise accrued on the date of such demand, and the Lenders do not intend to charge or receive any unearned interest in the event of such demand. All interest paid or agreed to be paid to the Lenders with respect to the Loans shall, to the extent permitted by applicable Law, be amortized, prorated, allocated, and spread throughout the full stated term (including any renewal or extension) of the Loans so that the amount of interest on account of the Loans does not exceed the maximum nonusurious amount permitted by applicable Law.

3.7	Pro Rata Treatment.

Except to the extent otherwise provided herein, each Borrowing, each payment or prepayment of principal of any Loan, each payment of interest, each payment of fees (other than administrative fees paid to the Administrative Agent), each conversion or continuation of any Loans and each reduction in the Committed Amount, shall be allocated pro rata among the relevant Lenders in accordance with their Pro Rata Shares; provided that, if any Lender shall have failed to pay its Pro Rata Share of any Loan, then any amount to which such Lender would otherwise be entitled pursuant to this Section 3.7 shall instead be payable to the Administrative Agent until the share of such Loan by such Lender has been repaid. In the event any principal, interest, fee or other amount paid to any Lender pursuant to this Credit Agreement or any other Credit Document is rescinded or must otherwise be returned by the Administrative Agent, (a) such principal, interest, fee or other amount that had been satisfied by such payment shall be revived, reinstated and continued in full force and effect as if such payment had not occurred and (b) such Lender shall, upon the request of the Administrative Agent, repay to the Administrative Agent the amount so paid to such Lender, with interest for the period commencing on the date such payment is returned by the Administrative Agent until the date the Administrative Agent receives such repayment at a rate per annum equal to the Federal Funds Rate if repaid within two (2) Business Days after such request and thereafter the Base Rate.

3.8	Sharing of Payments.

The Lenders agree among themselves that, except to the extent otherwise provided herein, in the event that any Lender shall obtain payment in respect of any Loan, or any other obligation owing to such Lender under this Credit Agreement through the exercise of a right of setoff, banker's lien or counterclaim, or pursuant to a secured claim under Section 506 of the Bankruptcy Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable Debtor Relief Law or other similar Law or otherwise, or by any other means, in excess of its Pro Rata Share of such payment as provided for in this Credit Agreement, such Lender shall promptly pay in cash or purchase from the other Lenders a participation in such Loans, and other obligations in such amounts, and make such other adjustments from time to time, as shall be equitable to the end that all Lenders share such payment in accordance with their Pro Rata Shares. The Lenders further agree among themselves that if payment to a Lender obtained by such Lender through the exercise of a right of setoff, banker's lien, counterclaim or other event as aforesaid shall be rescinded or must otherwise be returned, each Lender which shall have shared the benefit of such payment shall, by payment in cash or a repurchase of a participation theretofore sold, return its share of that benefit (together with its share of any accrued interest payable with respect thereto) to each Lender whose payment shall have been rescinded or otherwise returned. The Borrower agrees that (a) any Lender so purchasing such a participation may, to the fullest extent permitted by Law, exercise all rights of payment, including setoff, banker's lien or counterclaim, with respect to such participation as fully as if such Lender were a holder of such Loan, or other obligation in the amount of such participation and (b) the Borrower Obligations that have been satisfied by a payment that has been rescinded or otherwise returned shall be revived, reinstated and continued in full force and effect as if such payment had not occurred. Except as otherwise expressly provided in this Credit Agreement, if any Lender or the Administrative Agent shall fail to remit to any other Lender an amount payable by such Lender or the Administrative Agent to such other Lender pursuant to this Credit Agreement on the date when such amount is due, such payments shall be made together with interest thereon for each date from the date such amount is due until the date such amount is paid to the Administrative Agent or such other Lender at a rate per annum equal to the Federal Funds Rate. If under any applicable Debtor Relief Law or other similar Law, any Lender receives a secured claim in lieu of a setoff to which this Section 3.8 applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders under this Section 3.8 to share in the benefits of any recovery on such secured claim.

3.9	Capital Adequacy.

If any Lender determines that the introduction after the Closing Date of any Law, rule or regulation or other Requirement of Law regarding capital adequacy or any change therein or in the interpretation thereof, or compliance by such Lender (or its Lending Office) therewith, has or would have the effect of reducing the rate of return on the capital or assets of such Lender or any corporation controlling such Lender as a consequence of such Lender's obligations hereunder (taking into consideration its policies with respect to capital adequacy and such Lender's desired return on capital), then from time to time upon demand of such Lender (with a copy of such demand to the Administrative Agent), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such reduction.

3.10	Eurodollar Provisions.

If the Administrative Agent determines (which determination shall be conclusive and binding upon the Borrower) in connection with any request for a Eurodollar Loan or a conversion to or continuation thereof that (i) deposits in Dollars are not being offered to banks in the applicable offshore interbank market for the applicable amount and Interest Period of such Eurodollar Loan, (ii) adequate and reasonable means do not exist for determining the Eurodollar Rate for such Eurodollar Loan, or (iii) the Eurodollar Rate for such Eurodollar Loan does not adequately and fairly reflect the cost to the Lenders of funding such Eurodollar Loan, the Administrative Agent will promptly notify the Borrower and the Lenders. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Loans shall be suspended until the Administrative Agent revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending Notice of Borrowing or Notice of Continuation/Conversion with respect to Eurodollar Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of or, to the extent permitted hereunder, conversion into a Base Rate Loan in the amount specified therein.

3.11	Illegality.

If any Lender determines that any Requirement of Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Loans, or materially restricts the authority of such Lender to purchase or sell, or to take deposits of Dollars in the London interbank market, or to determine or charge interest rates based upon the Eurodollar Rate, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Loans or to convert Base Rate Loans to Eurodollar Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand to the Borrower from such Lender

(with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period thereof, if such Lender may lawfully continue to maintain such Eurodollar Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Loans. Upon any such prepayment or conversion, the Borrower shall also pay interest on the amount so prepaid or converted, together with any amounts due with respect thereto pursuant to Section 3.14.

3.12	Requirements of Law; Reserves on Eurodollar Loans.

(a)Changes in Law. If any Recipient determines (which determination shall be made in good faith (and not on an arbitrary or capricious basis) and consistent with similarly situated customers of the applicable Recipient after consideration of such factors as such Recipient then reasonably determines to be relevant) that as a result of the introduction of or any change in, or in the interpretation of, any Requirement of Law, or such Recipient's compliance therewith, there shall be any increase in the cost to such Recipient of agreeing to make or making, funding or maintaining Eurodollar Loans, or a reduction in the amount received or receivable by such Recipient in connection with any of the foregoing (excluding for purposes of this Section 3.12 any such increased costs or reduction in amount resulting from (i) Indemnified Taxes or Excluded Taxes on its loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto (as to which Section 3.13 shall govern) and (ii) reserve requirements contemplated by subsection (b) below), then from time to time, upon demand of such Lender (through the Administrative Agent), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction in yield.

(b)Reserves. The Borrower shall pay to each Lender (to the extent such Lender has not otherwise been compensated therefor hereunder), as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurodollar funds or deposits (currently known as “Eurodollar liabilities”), additional interest on the unpaid principal amount of each Eurodollar Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent demonstrable error), which, shall be due and payable on each date on which interest is payable on such Loan; provided that the Borrower shall have received at least 15 days' prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice 15 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 15 days from receipt of such notice.

3.13	Taxes.

(a)Withholding of Taxes; Gross-Up. Each payment by the Borrower under any Credit Document shall be made without withholding for any Taxes, unless such withholding is required by any law. If any Withholding Agent determines, in its sole discretion exercised in good faith, that it is so required to withhold Taxes, then such Withholding Agent may so withhold and shall timely pay the full amount of withheld Taxes to the relevant Governmental Authority in accordance with applicable law. If such Taxes are Indemnified Taxes, then the amount payable by the Borrower shall be increased as necessary so that, net of such withholding (including such withholding applicable to additional amounts payable under this Section), the applicable Recipient receives the amount it would have received had no such withholding been made.

(b)Payment of Other Taxes by the Borrower. The Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)Evidence of Payment. As soon as practicable after any payment of Indemnified Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d)Indemnification by the Borrower. The Borrower shall indemnify each Recipient for any Indemnified Taxes that are paid or payable by such Recipient in connection with any Credit Document (including amounts paid or payable under this Section 3.13(d)) and any reasonable expenses arising therefrom or with respect thereto. The indemnity under this Section 3.13(d) shall be paid within 10 days after the Recipient delivers to the Borrower a written certificate stating the amount of any Indemnified Taxes so paid or payable by such Recipient and describing the basis for the indemnification claim. Such certificate shall be conclusive of the amount so paid or payable absent manifest error. Such Recipient shall deliver a copy of such certificate to the Administrative Agent.

(e)Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent for any Taxes (but, in the case of any Indemnified Taxes, only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so) attributable to such Lender that are paid or payable by the Administrative Agent in connection with any Credit Document and any reasonable expenses arising therefrom or with respect thereto. The indemnity under this Section 3.13(e) shall be paid within 10 days after the Administrative Agent delivers to the applicable Lender a certificate stating the amount of Taxes so paid or payable by the Administrative Agent. Such certificate shall be conclusive of the amount so paid or payable absent manifest error.

(f)Status of Lenders.
(i)Any Lender that is entitled to an exemption from, or reduction of, any applicable withholding Tax with respect to any payments under any Credit Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without, or at a reduced rate of, withholding. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to any withholding (including backup withholding) or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.13(f)(ii) and (a) through (e) below) shall not be required if in the Lender's judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense (or, in the case of a change in Law, any incremental material unreimbursed cost or expense) or would materially prejudice the legal or commercial position of such Lender. Upon the reasonable request of the Borrower or the Administrative Agent, any Lender shall update any form or certification previously delivered pursuant to this Section 3.13(f). If any form or certification previously delivered pursuant to this Section expires or becomes obsolete or inaccurate in any respect with respect to a Lender, such Lender shall promptly (and in any event within 10 days after such expiration, obsolescence or inaccuracy) notify the Borrower and the Administrative Agent in writing of such expiration, obsolescence or inaccuracy and update the form or certification if it is legally eligible to do so.

(ii)Without limiting the generality of the foregoing, each Lender shall, if it is legally eligible to do so, deliver to the Borrower and the Administrative Agent (in such number of copies reasonably requested by the Borrower and the Administrative Agent) on or prior to the date on which such Lender becomes a party hereto, duly completed and executed copies of whichever of the following is applicable:

(a)    in the case of a Lender that is a U.S. Person, IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;
(b)    in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (1) with respect to payments of interest under any Credit Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (2) with respect to any other applicable payments under this Credit Agreement, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(c)    in the case of a Non-U.S. Lender for whom payments under this Credit Agreement constitute income that is effectively connected with such Lender's conduct of a trade or business in the United States, IRS Form W-8ECI;
(d)    in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code both (1) IRS Form W-8BEN and (2) a certificate substantially in the form of Exhibit 3.13 (a “U.S. Tax Certificate”) to the effect that such Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (D) conducting a trade or business in the United States with which the relevant interest payments are effectively connected;
(e)    in the case of a Non-U.S. Lender that is not the beneficial owner of payments made under this Credit Agreement (including a partnership or a participating Lender) (1) an IRS Form W-8IMY on behalf of itself and (2) the relevant forms prescribed in clauses (a), (b), (c), (d) and (f) of this Section 3.13(f)(ii) that would be required of each such beneficial owner or partner of such partnership if such beneficial owner or partner were a Lender; provided, however, that if the Lender is a partnership and one or more of its partners are claiming the exemption for portfolio interest under Section 881(c) of the Code, such Lender may provide a U.S. Tax Certificate on behalf of such partners; or
(f)    any other form prescribed by law as a basis for claiming exemption from, or a reduction of, U.S. Federal withholding Tax together with such supplementary documentation necessary to enable the Borrower or the Administrative Agent to determine the amount of Tax (if any) required by law to be withheld.
(iii)If a payment made to a Lender under any Credit Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or

1472(b) of the Code, as applicable), such Lender shall deliver to the Withholding Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Withholding Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Withholding Agent as may be necessary for the Withholding Agent to comply with its obligations under FATCA, to determine that such Lender has or has not complied with such Lender's obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 3.13(f)(iii), “FATCA” shall include any amendments made to FATCA after the date of this Credit Agreement.

(g)Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.13 (including additional amounts paid pursuant to this Section 3.13), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid to such indemnified party pursuant to the previous sentence (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 3.13(g), in no event will any indemnified party be required to pay any amount to any indemnifying party pursuant to this Section 3.13(g) to the extent such payment would place such indemnified party in a less favorable position (on a net after-Tax basis) than such indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 3.13(g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the indemnifying party or any other Person.

3.14	Compensation.

Upon the written demand of any Lender, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:
(a)any continuation, conversion, payment or prepayment of any Eurodollar Loan of the Borrower on a day other than the last day of the Interest Period for such Eurodollar Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or

(b)any failure by the Borrower (for a reason other than the failure of such Lender to make a Eurodollar Loan) to prepay, borrow, continue or convert any Eurodollar Loan on the date or in the amount previously requested by the Borrower.

The amount each such Lender shall be compensated pursuant to this Section 3.14 shall include, without limitation, (i) any loss incurred by such Lender in connection with the re-employment of funds prepaid, repaid, not borrowed or paid, as the case may be and (ii) any reasonable out-of-pocket expenses (including the reasonable fees and expenses of legal counsel) incurred and reasonably attributable thereto.
For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.14, each Lender shall be deemed to have funded each Eurodollar Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank market for a comparable amount and for a comparable period, whether or not such Eurodollar Loan was in fact so funded.

3.15	Determination and Survival of Provisions.

All determinations by the Administrative Agent or a Lender of amounts owing under Sections 3.9 through 3.14, inclusive, shall, absent manifest error, be conclusive and binding on the parties hereto and all amounts owing thereunder shall be due and payable within ten Business Days of demand therefor. In determining such amount, the Administrative Agent or such Lender may use any reasonable averaging and attribution methods. Sections 3.9 through 3.14, inclusive, shall survive the termination of this Credit Agreement and the payment of all Borrower Obligations.
SECTION 4
CONDITIONS PRECEDENT TO CLOSING

4.1	Closing Conditions.

The obligation of the Lenders to enter into this Credit Agreement and make the Loans is subject to satisfaction of the following conditions:
(a)Executed Credit Documents. Receipt by the Administrative Agent of duly executed copies of: (i) this Credit Agreement, (ii) the FMB Mortgage, (iii) the First Mortgage Bonds in an aggregate face amount not less than $50,000,000, (iv) the FMB Delivery Agreement and (v) all other Credit Documents, each in form and substance reasonably acceptable to the Lenders in their sole discretion.

(b)Authority Documents. Receipt by the Administrative Agent of the following:

(i)Organizational Documents. Copies of the articles of incorporation of the Borrower, certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its formation and copies of the bylaws of the Borrower, certified by a secretary or assistant secretary (or the equivalent) of the Borrower to be true and correct as of the Closing Date.

(ii)Resolutions. Copies of resolutions of the board of directors of the Borrower approving and adopting this Credit Agreement, the other Credit Documents and the FMB Mortgage Documents to which it is a party, the transactions contemplated herein and therein and authorizing execution and delivery hereof and thereof, certified by a secretary or assistant secretary (or the equivalent) of the Borrower to be true and correct and in full force and effect as of the Closing Date.

(iii)Good Standing. Copies of certificates of good standing, existence or its equivalent with respect to the Borrower certified as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its formation.

(iv)Incumbency. An incumbency certificate of the Borrower certified by a secretary or assistant secretary (or the equivalent) of the Borrower to be true and correct as of the Closing Date.

(c)Opinions of Counsel. Receipt by the Administrative Agent of opinions of counsel to the Borrower (which may include in-house counsel with respect to matters of Texas law), in form and substance acceptable to the Administrative Agent, addressed to the Administrative Agent and the Lenders and dated as of the Closing Date.

(d)Financial Statements. Receipt by the Administrative Agent of a copy of (i) the annual consolidated financial statements (including balance sheets, income statements and cash flow statements) of the Parent and its Subsidiaries for the Fiscal Year 2010, audited by independent public accountants of recognized national standing, (ii) the consolidated balance sheet and income statement of the Parent and its Subsidiaries for the Fiscal Quarter ended June 30, 2011, together with the related consolidated statement of income for such Fiscal Quarter and a year to date statement of cash flows and (iii) such other financial information regarding the Borrower as the Administrative Agent may reasonably request.

(e)Material Adverse Effect. Since December 31, 2010, there shall have been no development or event relating to or affecting the Borrower or any of its Subsidiaries that has had or could be reasonably expected to have a Material Adverse Effect and no Material Adverse Change in the facts and information regarding the Borrower and its Subsidiaries as represented to date.

(f)Absence of Market Disruption. There shall not have occurred a material adverse change in or material disruption of conditions in the financial, banking or capital markets which the Administrative Agent and the Arrangers, in their sole discretion, deem material in connection with the syndication of the Credit Agreement.

(g)Litigation. There shall not exist any material order, decree, judgment, ruling or injunction or any material pending or threatened action, suit, investigation or proceeding against the Borrower or any of its Subsidiaries except as represented to date.

(h)Consents. All necessary governmental, shareholder and third party consents and approvals, if any, with respect to this Credit Agreement and the Credit Documents and the FMB Mortgage Documents and the transactions contemplated herein and therein have been received (except for such consents, approvals, authorizations, orders and registrations or qualifications as may be required to enforce the Lien of the FMB Mortgage Documents, exercise remedies under the FMB Mortgage Documents, or use, operate, assign, lease or transfer property of the Borrower in connection therewith), and no condition or Requirement of Law exists which would reasonably be likely to restrain, prevent or impose any material adverse conditions on the transactions contemplated hereby and by the other Credit Documents and the FMB Mortgage Documents.

(i)Officer's Certificates. Receipt by the Administrative Agent of a certificate or certificates executed by an Authorized Officer of the Borrower as of the Closing Date stating that (i) the Borrower and each of its Subsidiaries are in compliance in all material respects with all existing material financial obligations and all material Requirements of Law, (ii) there does not exist any material order, decree, judgment, ruling or injunction or any material pending or threatened action, suit, investigation or proceeding against the Borrower or any of its Subsidiaries, (iii) the financial statements and information delivered to the Administrative Agent on or before the Closing Date were prepared in good faith and in accordance with GAAP and (iv) immediately after giving effect to this Credit Agreement, the other Credit Documents and the FMB Mortgage Documents and all the transactions contemplated herein or therein to occur on such date, (A) the Borrower is Solvent, (B) no Default or Event of Default exists, (C) all representations and warranties contained herein and in the other Credit Documents and the FMB Mortgage Documents are true and correct in all material respects, (D) since December 31, 2010, there has been no development or event relating to or affecting the Borrower or any of its Subsidiaries that has had or could be reasonably expected to have a Material Adverse Effect and there exists no event, condition or state of facts that could result in or reasonably be expected to result in a Material Adverse Change and

(E) the Borrower is in compliance with the financial covenant set forth in Section 7.2, as of December 31, 2010, as demonstrated in the Covenant Compliance Worksheet attached to such certificate.

(j)Fees and Expenses. Unless waived by the Person entitled thereto, payment by the Borrower of all fees and expenses owed by it to the Administrative Agent, the Arrangers and the Lenders on or before the Closing Date.

(k)FMB Mortgage Documents. To the extent requested by the Administrative Agent, copies of each document (including any Uniform Commercial Code financing statement) required by the FMB Mortgage Documents to be filed, registered or recorded in order to create in favor of the First Mortgage Bond Trustee for the benefit of the holders of the First Mortgage Bonds, including the Administrative Agent, for the benefit of the Lenders, a valid direct first deed of trust lien on the Mortgaged Property, in each case, in proper form for filing, registration or recordation.

(l)Payoff of Existing Credit Agreement. The Administrative Agent shall have received evidence satisfactory to it that the Existing Credit Agreement shall have been terminated and cancelled and all Indebtedness thereunder shall have been fully repaid and any Liens thereunder shall have been terminated and any first mortgage bonds issued in support thereof shall have been cancelled.

(m)Other. Receipt by the Lenders of such other documents, instruments, agreements or information as reasonably requested by any Lender.

Without limiting the generality of the provisions of Section 10.4, for purposes of determining compliance with the conditions specified in this Section, each Lender that has signed this Credit Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
SECTION 5
CONDITIONS TO ALL EXTENSIONS OF CREDIT

5.1	Funding Requirements.

In addition to the conditions precedent stated elsewhere herein, the Lenders shall not be obligated to make Loans unless:
(a)Notice. The Borrower shall have delivered the Notice of Borrowing, duly executed and completed, by the time specified in Section 2.1.

(b)Representations and Warranties. The representations and warranties made by the Borrower in any Credit Document and, except during any FMB Release Period, the FMB Mortgage are true and correct in all material respects at and as if made as of such date except to the extent they expressly and exclusively relate to an earlier date.

(c)No Default. No Default or Event of Default as to the Borrower shall exist and be continuing either prior to or after giving effect to such Credit Extension.

(d)Availability. Immediately after giving effect to such Credit Extension (and the application of the proceeds thereof), (i) the aggregate principal amount of outstanding Loans shall not exceed the Committed Amount, and (ii) with respect to each individual Lender, the sum of outstanding principal amount of Loans of such Lender shall not exceed such Lender's Pro Rata Share of the Committed Amount.

(e)Funding Date. The Loans shall be made on the Closing Date.

The delivery of the Notice of Borrowing shall constitute a representation and warranty by the Borrower of the correctness of the matters specified in subsections (b), (c) and (d) above.
SECTION 6
REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Credit Agreement and to induce the Lenders to extend the credit contemplated hereby, the Borrower represents and warrants to the Administrative Agent and the Lenders as follows:

6.1	Organization and Good Standing.

The Borrower and its Subsidiaries (a) are duly organized, validly existing and in good standing under the laws of the jurisdiction of their respective organization, (b) are duly qualified and in good standing as a foreign entity authorized to do business in every other jurisdiction where the failure to so qualify would have a Material Adverse Effect and (c) have the requisite power and authority to own their respective properties and to carry on their respective business as now conducted and as proposed to be conducted.

6.2	Due Authorization.

The Borrower and any of its Subsidiaries party to any Credit Document (a) has the requisite power and authority to execute, deliver and perform this Credit Agreement, the FMB Mortgage and the other Credit Documents to which it is a party and to incur the obligations herein and therein provided for and (b) has been authorized by all necessary action to execute, deliver and perform this Credit Agreement, the FMB Mortgage and the other Credit Documents to which it is a party.

6.3	No Conflicts.

Neither the execution and delivery of this Credit Agreement, the FMB Mortgage and the other Credit Documents, nor the consummation of the transactions contemplated herein and therein, nor performance of and compliance with the terms and provisions hereof and thereof by the Borrower will (a) violate or conflict with any provision of its organizational documents, (b) violate, contravene or conflict with any law (including without limitation, the Public Utility Holding Company Act of 1935, as amended), regulation (including without limitation, Regulation U and Regulation X), order, writ, judgment, injunction, decree or permit applicable to it, (c) violate, contravene or conflict with contractual provisions of, or cause an event of default under, any indenture, loan agreement, mortgage, deed of trust, contract or other agreement or instrument to which it is a party or by which it may be bound, the violation of which would have or would be reasonably expected to have a Material Adverse Effect or (d) result in or require the creation of any Lien upon or with respect to its properties (except the Lien of the FMB Mortgage Documents in favor of the First Mortgage Bond Trustee).

6.4	Consents.

No consent, approval, authorization or order of, or filing, registration or qualification with, any court or Governmental Authority or third party is required in connection with the execution, delivery or performance of this Credit Agreement, the FMB Mortgage or any of the other Credit Documents that has not been obtained or completed, except for such consents, approvals, authorizations, orders and registrations or qualifications as may be required to enforce the Lien of the FMB Mortgage Documents, exercise remedies under the FMB Mortgage Documents, or use, operate, assign, lease or transfer property of the Borrower in connection therewith.

6.5	Enforceable Obligations.

This Credit Agreement, the FMB Mortgage and the other Credit Documents to which it is a party have been duly executed and delivered and constitute the legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms, except as may be limited by Debtor Relief Laws or similar laws affecting creditors' rights generally or by general equitable principles.

6.6	Financial Condition.

The financial statements delivered to the Lenders pursuant to Section 4.1(d) and pursuant to Sections 7.1(a) and (b): (i) have been prepared in accordance with GAAP except that the quarterly financial statements are subject to year-end adjustments and have fewer footnotes than annual statements and (ii) present fairly the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries as of such date and for such periods. No opinion provided with respect to the Borrower's financial statements pursuant to Section 7.1 (or as to any prior annual financial statements) has been withdrawn.

6.7	No Material Change.

(a)Since December 31, 2010, there has been no development or event relating to or affecting the Borrower or any of its Subsidiaries which would have or would reasonably be expected to have a Material Adverse Effect.
(b)Since December 31, 2010, there has been no sale, transfer or other disposition by the Borrower or any of its Subsidiaries of any material part of its business or property, and no purchase or other acquisition by the Borrower or any of its Subsidiaries of any business or property (including the Capital Stock of any other Person) material in relation to the financial condition of the Borrower or any of its Subsidiaries, in each case which is not (i) reflected in the most recent financial statements delivered to the Lenders pursuant to Section 4.1(d) or 7.1 or in the notes thereto or (ii) otherwise permitted by the terms of this Credit Agreement and communicated to the Lenders.

6.8	No Default.

Neither the Borrower nor any of its Subsidiaries is in default in any respect under any contract, lease, loan agreement, indenture, mortgage, security agreement or other agreement or obligation to which it is a party or by which any of its properties is bound which default would have or would reasonably be expected to have a Material Adverse Effect. No Default or Event of Default presently exists and is continuing.

6.9	Litigation.

There are no actions, suits, investigations or legal, equitable, arbitration or administrative proceedings, pending or, to the knowledge of the Borrower, threatened against the Borrower or any of its Subsidiaries which would have or would reasonably be expected to have a Material Adverse Effect.

6.10	Taxes.

The Borrower and its Subsidiaries have filed, or caused to be filed, all material tax returns (federal, state, local and foreign) required to be filed and paid all amounts of taxes shown thereon to be due (including interest and penalties) and has paid all other taxes, fees, assessments and other governmental charges (including mortgage recording taxes, documentary stamp taxes and intangibles taxes) owing by it, except for such taxes which are not yet delinquent or that are being contested in good faith and by proper proceedings, and against which adequate reserves are being maintained in accordance with GAAP.

6.11	Compliance with Law.

The Borrower and its Subsidiaries are in compliance with all laws, rules, regulations, orders and decrees applicable to it or to its properties, unless such failure to comply would not have or would not reasonably be expected to have a Material Adverse Effect.

6.12	ERISA.

Except as would not result or reasonably be expected to result in a Material Adverse Effect:
(a)During the five-year period prior to the date on which this representation is made or deemed made: (i) no ERISA Event has occurred, and, to the best knowledge of the Borrower, no event or condition has occurred or exists as a result of which any ERISA Event would be reasonably expected to occur, with respect to any Plan; (ii) no “accumulated funding deficiency,” as such term is defined in Section 302 of ERISA and Section 412 of the Code, whether or not waived, has occurred with respect to any Plan; (iii) each Plan has been maintained, operated, and funded in compliance with its own terms and in material compliance with the provisions of ERISA, the Code, and any other applicable federal or state laws; and (iv) no Lien in favor or the PBGC or a Plan has arisen or is reasonably likely to arise on account of any Plan.

(b)The actuarial present value of all “benefit liabilities” under each Single Employer Plan (determined within the meaning of Section 401(a)(2) of the Code, utilizing the actuarial assumptions used to fund such Plans), whether or not vested, did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the current value of the assets of such Plan allocable to such accrued liabilities, except as disclosed in the Borrower's financial statements.

(c)Neither the Borrower nor any ERISA Affiliate has incurred, or, to the best knowledge of the Borrower, is reasonably expected to incur, any withdrawal liability under ERISA to any Multiemployer Plan or Multiple Employer Plan. Neither the Borrower nor any ERISA Affiliate has received any notification that any Multiemployer Plan is in reorganization (within the meaning of Section 4241 of ERISA), is insolvent (within the meaning of Section 4245 of ERISA), or has been terminated (within the meaning of Title IV of ERISA), and no Multiemployer Plan is, to the best knowledge of the Borrower, reasonably expected to be in reorganization, insolvent, or terminated.

(d)No prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) or breach of fiduciary responsibility has occurred with respect to a Plan which has subjected or would be reasonably likely to subject the Borrower or any ERISA Affiliate to any liability under Sections 406, 409, 502(i), or 502(l) of ERISA or Section 4975 of the Code, or under any agreement or other instrument pursuant to which the Borrower or any ERISA Affiliate has agreed or is required to indemnify any person against any such liability.

(e)The present value (determined using actuarial and other assumptions which are reasonable with respect to the benefits provided and the employees participating) of the liability of the Borrower and each ERISA Affiliate for post-retirement welfare benefits to be provided to their current and former employees under Plans which are welfare benefit plans (as defined in Section 3(1) of ERISA), net of all assets under all such Plans allocable to such benefits, are reflected on the financial statements referenced in Section 7.1 in accordance with FASB 106.

(f)Each Plan which is a welfare plan (as defined in Section 3(1) of ERISA) to which Sections 601-609 of ERISA and Section 4980B of the Code apply has been administered in compliance in all material respects with such sections.

6.13	Use of Proceeds; Margin Stock.

The proceeds of the Credit Extensions to the Borrower hereunder will be used solely for the purposes specified in Section 7.9. None of such proceeds will be used (a) for the purpose of (i) purchasing or carrying any Margin Stock, (ii) reducing or retiring any Indebtedness which was originally incurred to purchase or carry Margin Stock, or (iii) any other purpose that might constitute this transaction a “purpose credit” within the meaning of Regulation U or (b) for the acquisition of another Person unless the board of directors (or other comparable governing body) or stockholders, as appropriate, of such Person has approved such acquisition.

6.14	Government Regulation.

The Borrower is not an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended, or controlled by such a company.

6.15	Solvency.

The Borrower is and, after the consummation of the transactions contemplated by this Credit Agreement, will be Solvent.

6.16	Disclosure.

Neither this Credit Agreement nor any financial statements delivered to the Administrative Agent or the Lenders nor any other document, certificate or statement furnished to the Administrative Agent or the Lenders by or on behalf of the Borrower in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein or herein, taken as a whole, not misleading.

6.17	Environmental Matters.

Except as would not result or reasonably be expected to result in a Material Adverse Effect: (a) each of the properties of the Borrower and its Subsidiaries (the “Properties”) and all operations at the Properties are in substantial compliance with all applicable Environmental Laws, (b) there is no undocumented or unreported violation of any Environmental Law with respect to the Properties or the businesses operated by the Borrower and its Subsidiaries (the “Businesses”) that the Borrower is aware of, and (c) there are no conditions relating to the Businesses or Properties that have given rise to or would reasonably be expected to give rise to a liability under any applicable Environmental Laws.

6.18	First Mortgage Bonds Validly Issued.

The First Mortgage Bonds have been duly authorized and executed by the Borrower, authenticated by the First Mortgage Bond Trustee in accordance with the FMB Mortgage and the Fourth Supplemental Indenture and validly issued and delivered, pursuant to the terms of the FMB Delivery Agreement, to the Administrative Agent, and the First Mortgage Bonds constitute valid and binding obligations of the Borrower entitled to the benefits and security of the FMB Mortgage and the Fourth Supplemental Indenture and are enforceable against the Borrower in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization or other similar laws relating to or affecting the enforcement of creditors' rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law). The FMB Mortgage, as supplemented by the Fourth Supplemental Indenture, complies as to form with the requirements of the Trust Indenture Act of 1939, as amended. The First Mortgage Bonds are not required to be registered under the Securities Act. The issuance to the Administrative Agent of the First Mortgage Bonds as described in this Credit Agreement will not violate any provision of the FMB Mortgage, as supplemented by the Fourth Supplemental Indenture. In addition, the issuance to the Administrative Agent of the First Mortgage Bonds as described in this Credit Agreement will not violate any provision of any other agreement or instrument or any law or regulation, or judicial or regulatory order, judgment or decree to which the Borrower or any of its Subsidiaries is a party or by which any of the foregoing is bound, the violation of which would have or would be reasonably expected to have a Material Adverse Effect. Notwithstanding anything herein to the contrary, this Section 6.18 shall not apply during any FMB Release Period.

6.19	First Priority Mortgage.

The Borrower has good and indefeasible title to (or valid rights to lease or use, by easement or otherwise) all real property comprising the Mortgaged Property, and good and valid title to (or valid rights to use, by easement or otherwise) all fixtures and personal property comprising the Mortgaged Property, and (i) all such Mortgaged Property is subject to the Lien of the FMB Mortgage Documents, and (ii) all such Mortgaged Property acquired by the Borrower after the respective dates of the FMB Mortgage and the Fourth Supplemental Indenture have become or will, upon such acquisition, become, subject to the Lien thereof. The FMB Mortgage constitutes a valid direct first deed of trust lien and security interest upon all Mortgaged Property, subject only to “Permitted Liens” (as such term is defined in the FMB Mortgage). The rights, powers, Liens and privileges purported to be created pursuant to the FMB Mortgage Documents in favor of the Administrative Agent, as the holder of the First Mortgage Bonds for the benefit of the Lenders, shall be equal and ratable with the holders of other bonds issued pursuant to the FMB Mortgage Documents. Notwithstanding anything herein to the contrary, this Section 6.19 shall not apply during any FMB Release Period.
SECTION 7
AFFIRMATIVE COVENANTS

The Borrower covenants and agrees that, until the termination of the Commitments and the payment in full of all of the Borrower Obligations:

7.1	Information Covenants.

The Borrower will furnish, or cause to be furnished, to the Lenders:
(a)Annual Financial Statements. As soon as available, and in any event within 120 days after the close of each Fiscal Year of the Borrower commencing with the 2011 Fiscal Year, a consolidated balance sheet and income statement of the Borrower and its Subsidiaries, as of the end of such Fiscal Year, together with the related consolidated statements of income and of cash flows for such Fiscal Year, setting forth in comparative form figures for the preceding Fiscal Year, all such financial information described above to be in reasonable form and detail and, in each case, audited by independent certified public accountants of recognized national standing reasonably acceptable to the Required Lenders and whose opinion shall be furnished to the Lenders, and shall be to the effect that such financial statements have been prepared in accordance with GAAP (except for changes with which such accountants concur) and shall not be limited as to the scope of the audit or qualified in any respect.

(b)Quarterly Financial Statements. As soon as available, and in any event within 60 days after the close of each Fiscal Quarter of the Borrower commencing with the Fiscal Quarter ending September 30, 2011 (other than the fourth Fiscal Quarter), a consolidated balance sheet and income statement of the Borrower and its Subsidiaries as of the end of such Fiscal Quarter, together with the related consolidated statement of income for such Fiscal Quarter and a year to date statement of cash flows, in each case setting forth in comparative form figures for the corresponding period of the preceding Fiscal Year, all such financial information described above to be in reasonable form and detail and reasonably acceptable to the Required Lenders, and, in each case, accompanied by a certificate of a Financial Officer of the Borrower to the effect that such quarterly financial statements fairly present in all material respects the financial condition of such Person and have been prepared in accordance with GAAP, subject to changes resulting from audit and normal year-end audit adjustments and except that the quarterly financial statements have fewer footnotes than annual statements.

(c)Officer's Certificate. At the time of delivery of the financial statements provided for in Sections 7.1(a) and 7.1(b) above, a certificate of a Financial Officer substantially in the form of Exhibit 7.1(c): (i) setting forth calculations demonstrating compliance by the Borrower with the financial covenant set forth in Section 7.2 as of the end of such fiscal period and (ii) stating that no Default or Event of Default exists, or if any Default or Event of Default does exist, specifying the nature and extent thereof and what action the Borrower proposes to take with respect thereto.

(d)Reports. Notice of the filing by the Borrower of any Form 10‑Q, Form 10‑K or Form 8‑K with the SEC promptly upon the filing thereof and copies of all financial statements, proxy statements, notices and reports as the Borrower shall send to its shareholders concurrently with the mailing of any such statements, notices or reports to its shareholders.

(e)Notices. Upon the Borrower obtaining knowledge thereof, the Borrower will give written notice to the Administrative Agent within ten days of (i) the occurrence of a Default or Event of Default, specifying the nature and extent thereof and what action the Borrower proposes to take with respect thereto, (ii) the occurrence of any of the following with respect to the Borrower or any of its Subsidiaries (A) the pendency or commencement of any litigation, arbitration or governmental proceeding against the Borrower or any of its Subsidiaries which, if adversely determined, would have or would reasonably be expected to have a Material Adverse Effect, (B) one or more judgments, orders, or decrees shall be entered against the Borrower or any of its Subsidiaries involving a liability of $5,000,000 or more, in the aggregate or (C) the institution of any proceedings against the Borrower or any of its Subsidiaries with respect to, or the receipt of notice by such Person of potential liability or responsibility for violation or alleged violation of, any federal, state or local law, rule or regulation (including, without limitation, any Environmental Law), the violation of which would have or would reasonably be expected to have a Material Adverse Effect and (iii) the First Mortgage Bond Trustee resigning as trustee under the FMB Mortgage.

(f)ERISA. Upon the Borrower or any ERISA Affiliate obtaining knowledge thereof, the Borrower will give written notice to the Administrative Agent promptly (and in any event within ten days) of any of the following which would result in or reasonably would be expected to result in a Material Adverse Effect: (i) any event or condition, including, but not limited to, any Reportable Event, that constitutes, or would be reasonably expected to lead to, an ERISA Event; (ii) with respect to any Multiemployer Plan, the receipt of notice as prescribed in ERISA or otherwise of any withdrawal liability assessed against the Borrower or any of its ERISA Affiliates, or of a determination that any Multiemployer Plan is in reorganization or insolvent (both within the meaning of Title IV of ERISA); (iii) the failure to make full payment on or before the due date (including extensions) thereof of all amounts which the Borrower or any of its Subsidiaries or ERISA Affiliates is required to contribute to each Plan pursuant to its terms and as required to meet the minimum funding standard set forth in ERISA and the Code with respect thereto; or (iv) a change in the funding status of any Plan, in each case together with a description of any such event or condition or a copy of any such notice and a statement by an officer of the Borrower briefly setting forth the details regarding such event, condition, or notice, and the action, if any, which has been or is being taken or is proposed to be taken with respect thereto. Promptly upon request, the Borrower shall furnish the Lenders with such additional information concerning any Plan as may be reasonably requested, including, but not limited to, copies of each annual report/return (Form 5500 series), as well as all schedules and attachments thereto required to be filed with the Department of Labor and/or the Internal Revenue Service pursuant to ERISA and the Code, respectively, for each “plan year” (within the meaning of Section 3(39) of ERISA).

(g)Debt Ratings. Prompt notice of any change in the Debt Ratings of the Borrower.

(h)Other Information. With reasonable promptness upon any such request, such other information regarding the business, properties or financial condition of the Borrower as the Lenders may reasonably request.

Documents required to be delivered pursuant to Section 7.1(a), (b) or (d) (to the extent any such documents are included in materials otherwise filed with the Securities and Exchange Commission) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Parent posts such documents, or provides a link thereto on the Parent's website on the Internet at the website address listed on Schedule 11.1; or (ii) on which such documents are posted on the Borrower's behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (A) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (B) the Borrower shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Officer's Certificate required by Section 7.1(c) to the Administrative Agent. Except for such Officer's Certificate, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

7.2	Financial Covenant.

(a)[Reserved].

(b)Debt Capitalization. At all times the ratio of (i) Consolidated Indebtedness of the Borrower to (ii) Consolidated Capitalization of the Borrower shall be less than or equal to 0.65 to 1.0.

7.3	Preservation of Existence and Franchises.

(a)Except in a transaction permitted by Section 8.2, the Borrower will do (and will cause each of its Subsidiaries to do) all things necessary to preserve and keep in full force and effect its existence and rights, franchises and authority.
(b)The Borrower will maintain (and will cause each of its Subsidiaries to maintain) its properties in good condition and not waste or otherwise permit such properties to deteriorate, reasonable wear and tear excepted.

7.4	Books and Records.

The Borrower will keep (and will cause each of its Subsidiaries to keep) complete and accurate books and records of its transactions in accordance with good accounting practices on the basis of GAAP (including the establishment and maintenance of appropriate reserves).

7.5	Compliance with Law.

The Borrower will comply (and will cause each of its Subsidiaries to comply) with all laws (including, without limitation, all Environmental Laws and ERISA laws), rules, regulations and orders, and all applicable restrictions imposed by all Governmental Authorities, applicable to it and its properties, if the failure to comply would have or would reasonably be expected to have a Material Adverse Effect.

7.6	Payment of Taxes and Other Indebtedness.

The Borrower will (and will cause each of its Subsidiaries to) pay, settle or discharge (a) all taxes, assessments and governmental charges or levies imposed upon it, or upon its income or profits, or upon any of its properties, before they shall become delinquent, (b) all lawful claims (including claims for labor, materials and supplies) which, if unpaid, might give rise to a Lien upon any of its properties, and (c) all of its other Indebtedness as it shall become due (to the extent such repayment is not otherwise prohibited by this Credit Agreement); provided, however, that the Borrower and its Subsidiaries shall not be required to pay any such tax, assessment, charge, levy, claim or Indebtedness which is being contested in good faith by appropriate proceedings and as to which adequate reserves therefor have been established in accordance with GAAP, unless the failure to make any such payment (i) would give rise to an immediate right to foreclose or collect on a Lien securing such amounts or (ii) would have or would be reasonably expected to have a Material Adverse Effect.

7.7	Insurance.

The Borrower will (and will cause each of its Subsidiaries to) at all times maintain in full force and effect insurance (including worker's compensation insurance and general liability insurance) in such amounts, covering such risks and liabilities and with such deductibles or self-insurance retentions as are in accordance with normal industry practice.

7.8	Performance of Obligations.

The Borrower will perform (and will cause each of its Subsidiaries to perform) in all material respects all of its obligations under the terms of the Fourth Supplemental Indenture, the First Mortgage Bonds and all other material agreements, indentures, mortgages, security agreements or other debt instruments to which it is a party or by which it is bound.

7.9	Use of Proceeds.

The proceeds of the Credit Extensions may be used solely to refinance existing Indebtedness under the Existing Credit Agreement on the Funding Date, including expenses.

7.10	Audits/Inspections.

Upon reasonable notice and during normal business hours, the Borrower will permit representatives appointed by the Administrative Agent or the Lenders, including, without limitation, independent accountants, agents, attorneys, and appraisers to visit and inspect the Borrower's property, including its books and records, its accounts receivable and inventory, the Borrower's facilities and its other business assets, and to make photocopies or photographs thereof and to write down and record any information such representative obtains and shall permit the Administrative Agent or such Lender or its representatives to investigate and verify the accuracy of information provided to it and to discuss all such matters with the officers, employees and representatives of the Borrower; provided, that an officer or authorized agent of the Borrower shall be present during any such discussions between the officers, employees or representatives of the Borrower and the representatives of the Administrative Agent or any Lender.

7.11	Hedging.

Within thirty (30) days after the Closing Date, the Borrower shall enter into, and shall thereafter maintain, Hedging Agreements on terms determined by the Borrower and reasonably acceptable to the Administrative Agent pursuant to which the Borrower is protected, by means of an interest rate swap, cap or collar, against increases in interest rates from and after the date of such contracts with respect to notional amounts of principal and for a period of time reasonably acceptable to the Administrative Agent.
SECTION 8
NEGATIVE COVENANTS

Unless otherwise approved in writing by the Required Lenders, the Borrower covenants and agrees that, until the termination of the Commitments and the payment in full of the Borrower Obligations:

8.1	Nature of Business.

The Borrower will not materially alter the character of its business from that conducted as of the Closing Date.

8.2	Consolidation and Merger.

The Borrower will not (a) enter into any transaction of merger or (b) consolidate, liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution); provided that, so long as no Default or Event of Default shall exist or be caused thereby a Person may be merged or consolidated with or into the Borrower so long as the Borrower shall be the continuing or surviving Person.

8.3	Sale or Lease of Assets.

The Borrower will not (nor will it permit its Subsidiaries to) sell, lease, transfer or otherwise dispose of, any of its assets (including, without limitation, all or substantially all of its assets, whether in one transaction or a series of related transactions) except (a) sales or other transfers of assets for fair value, if the aggregate value of all such transactions in any calendar year, does not exceed 25% of the book value of Total Assets of the Borrower, as calculated as of the end of the most recent Fiscal Quarter, and (b) sales, leases, transfers or other dispositions, at less than fair value, of any other assets of the Borrower and its Subsidiaries, provided that the aggregate book value of such assets shall not exceed $10,000,000 in any calendar year.

8.4	Affiliate Transactions.

The Borrower will not enter into any transaction or series of transactions, whether or not in the ordinary course of business, with any Affiliate other than on terms and conditions substantially as favorable as would be obtainable in a comparable arm's-length transaction with a Person other than an Affiliate.

8.5	Liens.

The Borrower will not (nor will it permit its Subsidiaries to) contract, create, incur, assume or permit to exist any Lien with respect to any of its property or assets of any kind (whether real or personal, tangible or intangible), whether now owned or hereafter acquired, securing any Indebtedness other than the following: (a) Liens securing Borrower Obligations, (b) Liens for taxes not yet due or Liens for taxes being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established (and as to which the property subject to any such Lien is not yet subject to foreclosure, sale or loss on account thereof), (c) Liens in respect of property imposed by law arising in the ordinary course of business such as materialmen's, mechanics', warehousemen's, carrier's, landlords' and other nonconsensual statutory Liens which are not yet due and payable, which have been in existence less than 90 days or which are being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established (and as to which the property subject to any such Lien is not yet subject to foreclosure, sale or loss on account thereof), (d) pledges or deposits made in the ordinary course of business to secure payment of worker's compensation insurance, unemployment insurance, pensions or social security programs, (e) Liens arising from good faith deposits in connection with or to secure performance of tenders, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations incurred in the ordinary course of business (other than obligations in respect of the payment of borrowed money), (f) Liens arising from good faith deposits in connection with or to secure performance of statutory obligations and surety and appeal bonds, (g) easements, rights of way, restrictions (including zoning restrictions), minor defects or irregularities in title and other similar charges or encumbrances not, in any material respect, impairing the use of the encumbered property for its intended purposes, (h) judgment Liens that would not constitute an Event of Default, (i) Liens arising by virtue of any statutory or common law provision relating to banker's liens, rights of setoff or similar rights as to deposit accounts or other funds maintained with a creditor depository institution, (j) any Lien created or arising over any property which is acquired, constructed or created by the Borrower or its Subsidiaries, but only if (i) such Lien secures only principal amounts (not exceeding the cost of such acquisition, construction or creation) raised for the purposes of such acquisition, construction or creation, together with any costs, expenses, interest and fees incurred in relation thereto or a guarantee given in respect thereof, (ii) such Lien is created or arises on or before 180 days after the completion of such acquisition, construction or creation, (iii) such Lien is confined solely to the property so acquired, constructed or created and any improvements thereto and (iv) the aggregate principal amount of all Indebtedness at any one time outstanding that is secured by such Liens shall not exceed $25,000,000, (k) any Lien on Margin Stock, (l) the assignment of, or Liens on, demand, energy or wheeling revenues, or on capacity reservation or option fees, payable to the Borrower or any of its Subsidiaries with respect to any wholesale electric service or transmission agreements, the assignment of, or Liens on, revenues from energy services contracts, and the assignment of, or Liens on, capacity reservation or option fees payable to the Borrower or such Subsidiary with respect to asset sales permitted herein, (m) any extension, renewal or replacement (or successive extensions, renewals or replacements), as a whole or in part, of any Liens referred to in the foregoing clauses (a) through (l), for amounts not exceeding the principal amount of the Indebtedness secured by the Lien so extended, renewed or replaced, provided that such extension, renewal or replacement Lien is limited to all or a part of the same property or assets that were covered by the Lien extended, renewed or replaced (plus improvements on such property or assets), (n) Liens securing obligations under Hedging Agreements entered into in the ordinary course of business and not for speculative purposes, (o) Liens granted by bankruptcy-remote special purpose Subsidiaries to secure stranded cost securitization bonds, (p) Liens upon any property in favor of the administrative agent for the benefit of the lenders (the “Revolving Loan Administrative Agent”) under the 2010 Revolving Loan Agreement (or any refinancing thereof) securing Indebtedness thereunder; provided that (i) the Borrower Obligations and the Related Hedging Obligations shall concurrently be secured equally and ratably with (or prior to) such Indebtedness under the 2010 Revolving Loan Agreement (or any refinancing thereof) so long as such other Indebtedness shall be secured and (ii) the Borrower, the Revolving Loan Administrative Agent (or the administrative agent under any refinancing of the 2010 Revolving Loan Agreement) and the Administrative Agent, for the benefit of the Lenders, shall have entered into such security agreements, collateral trust and sharing agreements, intercreditor agreements and other documentation deemed necessary by the Administrative Agent in respect of such Lien on terms and conditions acceptable to the Administrative Agent (including, without limitation, with respect to the voting of claims and release or modification of any such Lien or all or any portion of the collateral thereunder), (q) the Lien of the FMB Mortgage Documents on the Mortgaged Property securing an aggregate principal amount of Indebtedness (other than the Borrower Obligations and the Related Hedging Obligations) not to exceed $350,000,000, and Liens on the Mortgaged Property which would not otherwise be permitted under this Section 8.5 and which are “Permitted Liens” (as such term is defined in the FMB Mortgage as in effect on the date hereof) and (r) Liens on Property, in addition to those otherwise permitted by clauses (a) through (q) above, securing, directly or indirectly, Indebtedness or obligations of the Borrower and its Subsidiaries arising pursuant to other agreements entered into in the ordinary course of business which do not exceed, in the aggregate at any one time outstanding, $25,000,000.

8.6	Accounting Changes.

The Borrower will not (nor will it permit any of its Subsidiaries to) make or permit any change in accounting policies or reporting practices, except as required by GAAP, or as permitted by GAAP, if the amounts involved are not material.

8.7	Burdensome Agreements.

The Borrower will not (nor will it permit any of its Subsidiaries to) enter into any contractual obligation that prohibits the ability (a) of any Subsidiary of the Borrower to make Restricted Payments to the Borrower or to otherwise transfer property to the Borrower or (b) of the Borrower to create, incur, assume or suffer to exist Liens on its property in favor of the Administrative Agent, for the benefit of the Lenders, other than (i) any such contractual obligation contained in the Credit Documents; (ii) any such contractual obligation contained in the “Credit Documents” (or any similar term) as defined in the 2010 Revolving Loan Agreement (or any refinancing thereof) to the extent such contractual obligations in such “Credit Documents” (or any similar term) shall be no less favorable to the Administrative Agent and the Lenders than such contractual obligations set forth in the 2010 Revolving Loan Agreement as in effect on the date hereof; and (iii) any such contractual obligation contained in the Note Facilities Documentation as in effect on the date hereof without giving effect to any subsequent amendment or other modification to such contractual obligations.

SECTION 9
EVENTS OF DEFAULT

9.1	Events of Default.

An Event of Default with respect to the Borrower shall exist upon the occurrence of any of the following specified events (each an “Event of Default”):
(a)Payment. The Borrower shall: (i) default in the payment when due of any principal of any of its Loans; or (ii) default, and such default shall continue for three or more Business Days, in the payment when due of any interest on its Loans or of any fees or other amounts owing by it hereunder, under any of the other Credit Documents or in connection herewith or therewith.

(b)Representations. Any representation, warranty or statement made or deemed to be made by the Borrower herein or in any of the other Credit Documents, or in any statement or certificate delivered or required to be delivered pursuant hereto or thereto shall prove untrue in any material respect on the date as of which it was deemed to have been made.

(c)Covenants. The Borrower shall:

(i)default in the due performance or observance of any term, covenant or agreement contained in Sections 7.1(e)(i), 7.2, 7.3(a) (solely with respect to the existence of the Borrower), 7.9, 7.10 or 8.1 through 8.7, inclusive; or

(ii)default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in subsections (a), (b) or (c)(i)  of this Section 9.1) contained in this Credit Agreement or any other Credit Document and the default shall continue unremedied for a period of at least 10 days after the earlier of the Borrower becoming aware of such default or notice thereof given by the Administrative Agent.

(d)Credit Documents; FMB Mortgage. Any Credit Document or the FMB Mortgage shall fail to be in force and effect or the Borrower shall so assert or any Credit Document or the FMB Mortgage shall fail to give the Administrative Agent or the Lenders, or the First Mortgage Bond Trustee, as applicable, the rights, powers, liens and privileges purported to be created thereby; provided, that it shall not be a Default or Event of Default hereunder if the FMB Mortgage or any other FMB Mortgage Document fails to be in force or effect during an FMB Release Period.

(e)Bankruptcy, etc. The occurrence of any of the following with respect to the Borrower or any of its Subsidiaries (i) a court or governmental agency having jurisdiction in the premises shall enter a decree or order for relief in respect of the Borrower or any of its Subsidiaries in an involuntary case under any applicable Debtor Relief Law now or hereafter in effect, or appoint a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Borrower or any of its Subsidiaries or for any substantial part of their property or ordering the winding up or liquidation of its affairs; or (ii) an involuntary case under any applicable Debtor Relief Law now or hereafter in effect is commenced against the Borrower or any of its Subsidiaries and such petition remains unstayed and in effect for a period of 60 consecutive days; or (iii) the Borrower or any of its Subsidiaries shall commence a voluntary case under any applicable Debtor Relief Law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of such Person or any substantial part of its property or make any general assignment for the benefit of creditors; or (iv) the

Borrower or any of its Subsidiaries admit in writing its inability to pay its debts generally as they become due or any action shall be taken by any Person in furtherance of any of the aforesaid purposes.

(f)Defaults under Other Agreements.

(i)The Borrower or any of its Subsidiaries shall default in the due performance or observance (beyond the applicable grace period with respect thereto) of any material obligation or condition of any contract or lease to which it is a party, if such default would have or would reasonably be expected to have a Material Adverse Effect.

(ii)With respect to any Indebtedness of the Borrower or any of its Subsidiaries (other than Indebtedness outstanding under this Credit Agreement) in excess of $20,000,000 in the aggregate (A) the Borrower or any of its Subsidiaries shall (x) default in any payment (beyond the applicable grace period with respect thereto, if any) with respect to such Indebtedness, or (y) default (after giving effect to any applicable grace period) in the observance or performance of any covenant or agreement relating to such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event or condition shall occur or condition exist, the effect of which default or other event or condition is to cause or permit the holder or the holders of such Indebtedness (or any trustee or agent on behalf of such holders) to cause (determined without regard to whether any notice or lapse of time is required) such Indebtedness to become due prior to its stated maturity; or (B) such Indebtedness shall be declared due and payable, or required to be prepaid other than by a regularly scheduled required prepayment prior to the stated maturity thereof; or (C) such Indebtedness shall mature and remain unpaid.

(g)Judgments. Any judgment, order or decree involving a liability of $20,000,000 or more, or one or more judgments, orders, or decrees involving a liability of $40,000,000 or more, in the aggregate, shall be entered against the Borrower or any of its Subsidiaries and such judgments, orders or decrees shall continue unsatisfied, undischarged and unstayed for a period ending on the first to occur of (i) the last day on which such judgment, order or decree becomes final and unappealable and, where applicable, with the status of a judicial lien or (ii) 60 days; provided that if such judgment, order or decree provides for periodic payments over time then the Borrower or such Subsidiary shall have a grace period of 30 days with respect to each such periodic payment.

(h)ERISA. The occurrence of any of the following events or conditions if any of the same would have or would be reasonably expected to have a Material Adverse Effect: (i) any “accumulated funding deficiency,” as such term is defined in Section 302 of ERISA and Section 412 of the Code, whether or not waived, shall exist with respect to any Plan, or any lien shall arise on the assets of the Borrower or any ERISA Affiliate in favor of the PBGC or a Plan; (ii) an ERISA Event shall occur with respect to a Single Employer Plan which is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA; (iii) an ERISA Event shall occur with respect to a Multiemployer Plan or Multiple Employer Plan which is, in the reasonable opinion of the Required Lenders, likely to result in (A) the termination of such Plan for purposes of Title IV of ERISA, or (B) the Borrower or any ERISA Affiliate incurring any liability in connection with a withdrawal from, reorganization of (within the meaning of Section 4241 of ERISA), or insolvency (within the meaning of Section 4245 of ERISA) of such Plan; or (iv) any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) or breach of fiduciary responsibility shall occur which would be reasonably expected to subject the Borrower or any ERISA Affiliate to any liability under Sections 406, 409, 502(i), or 502(l) of ERISA or Section 4975 of the Code, or under any agreement or other instrument pursuant to which the Borrower or any ERISA Affiliate has agreed or is required to indemnify any person against any such liability.

(i)Change of Control. There shall occur a Change of Control.

(j)First Mortgage Bonds. During any period other than a FMB Release Period, (i) the aggregate outstanding principal amount of the First Mortgage Bonds shall be less than the “Available Principal Amount” (as such term is defined in the Fourth Supplemental Indenture ); or (ii) the First Mortgage Bonds shall cease to be equally and ratably secured under the terms of the FMB Mortgage by a valid direct first deed of trust lien and security interest upon all Mortgaged Property, subject only to “Permitted Liens” (as such term is defined in the FMB Mortgage); or (iii) the Borrower shall deny in writing that it has any liability or obligation under any First Mortgage Bonds or purport to revoke, terminate, rescind or redeem any First Mortgage Bonds (other than in accordance with the terms of the First Mortgage Bonds and the FMB Mortgage).

9.2	Acceleration; Remedies.

Upon the occurrence and during the continuation of an Event of Default, the Administrative Agent may or, upon the request and direction of the Required Lenders, shall take the following actions without prejudice to the rights of the Administrative Agent or any Lender to enforce its claims against the Borrower, except as otherwise specifically provided for herein:
(a)Termination of Commitments. Declare the Commitments terminated whereupon the Commitments shall be immediately terminated.

(b)Acceleration of Loans. Declare the unpaid principal of and any accrued interest in respect of all Loans and any and all other Borrower Obligations of any and every kind owing by the Borrower to the Administrative Agent or the Lenders under the Credit Documents to be due, whereupon the same shall be immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

(c)[Reserved].

(d)Enforcement of Rights. To the extent permitted by Law enforce any and all rights and interests created and existing under applicable Law and under the Credit Documents and the FMB Mortgage.

Notwithstanding the foregoing, if an Event of Default specified in Section 9.1(e) shall occur, then the Commitments shall automatically terminate and all Loans, all accrued interest in respect thereof, all accrued and unpaid fees and other Borrower Obligations owing to the Administrative Agent and the Lenders by the Borrower hereunder shall immediately become due and payable without the giving of any notice or other action by the Administrative Agent or the Lenders, which notice or other action is expressly waived by the Borrower.
Notwithstanding the fact that enforcement powers reside primarily with the Administrative Agent, each Lender has, to the extent permitted by Law, a separate right of payment and shall be considered a separate “creditor” holding a separate “claim” within the meaning of Section 101(5) of the Bankruptcy Code or any other insolvency statute.

9.3	Allocation of Payments After Event of Default.

Notwithstanding any other provisions of this Credit Agreement, after the occurrence and during the continuation of an Event of Default, all amounts collected or received by the Administrative Agent or any Lender from the Borrower or any of its Subsidiaries on account of amounts outstanding under any of the Credit Documents shall be paid over or delivered as follows:
FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including the reasonable fees and expenses of legal counsel) of the Administrative Agent or any of the Lenders in connection with enforcing the rights of the Administrative Agent and the Lenders under the Credit Documents against the Borrower, ratably among them in proportion to the amounts described in this clause “FIRST” payable to them;
SECOND, to payment of any fees owed to the Administrative Agent, or any Lender by the Borrower (other than in connection with Related Hedging Obligations), ratably among them in proportion to the amounts described in this clause “SECOND” payable to them;
THIRD, to the payment of all accrued interest payable to the Lenders hereunder by the Borrower, ratably among them in proportion to the amounts described in this clause “THIRD” payable to them;
FOURTH, to the payment of the outstanding principal amount of the Loans, ratably among them in proportion to the amounts described in this clause “FOURTH” payable to them;
FIFTH, to the payment of any amounts owing to any Lender or any Affiliate of any Lender with respect to Related Hedging Obligations, ratably among them in proportion to the amounts described in this clause “FIFTH” payable to them;
SIXTH, to all other Borrower Obligations and Related Hedging Obligations of the Borrower which shall have become due and payable under the Credit Documents and not repaid pursuant to clauses “FIRST” through “FIFTH” above, ratably among the holders of such Borrower Obligations and Related Hedging Obligations in proportion to the amounts described in this clause “SIXTH” payable to them; and
SEVENTH, the payment of the surplus, if any, to whomever may be lawfully entitled to receive such surplus.
SECTION 10
AGENCY PROVISIONS

10.1	Appointment and Authority.

Each of the Lenders hereby irrevocably appoints JPMCB to act on its behalf as the Administrative Agent hereunder and under the other Credit Documents and the FMB Mortgage and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Section are solely for the benefit of the Administrative Agent and the Lenders, and the Borrower shall have no rights as a third party beneficiary of any of such provisions.

10.2	Rights as a Lender.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

10.3	Exculpatory Provisions.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Credit Documents and the FMB Mortgage. Without limiting the generality of the foregoing, the Administrative Agent:
(a)shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents or the FMB Mortgage that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Credit Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Credit Document, the FMB Mortgage or applicable law; and

(c)shall not, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower, its Subsidiaries or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (a) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.6 and 9.2) or (b) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower or Lender.
The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Credit Agreement or any other Credit Document or the FMB Mortgage, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Credit Agreement, any other Credit Document, the FMB Mortgage Documents or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Section 4 or Section 5 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

10.4	Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

10.5	Delegation of Duties.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Credit Document or under the FMB Mortgage by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Agent-Related Parties. The exculpatory provisions of this Section shall apply to any such sub-agent and to the Agent-Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

10.6	Resignation of Administrative Agent.

The Administrative Agent may at any time give notice of its resignation to the Lenders, and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents and the FMB Mortgage and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor's appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents or under the FMB Mortgage, as applicable, if not already discharged therefrom as provided above in this Section. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent's resignation hereunder and under the other Credit Documents and the FMB Mortgage, as applicable, the provisions of this Section and Section 11.5 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Agent-Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

10.7	Non-Reliance on Administrative Agent and Other Lenders.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Agent-Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Credit Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Agent-Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Credit Agreement, any other Credit Document, the FMB Mortgage or any related agreement or any document furnished hereunder or thereunder.

10.8	No Other Duties, Etc.

Anything herein to the contrary notwithstanding, none of the bookrunners, arrangers or agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Credit Agreement or any of the other Credit Documents or the FMB Mortgage, except in its capacity, as applicable, as the Administrative Agent or Lender hereunder.

10.9	Administrative Agent May File Proofs of Claim.

In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Borrower, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise
(a)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Borrower Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 11.5) allowed in such judicial proceeding; and

(b)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 11.5.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Borrower Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
SECTION 11
MISCELLANEOUS

11.1	Notices; Effectiveness; Electronic Communication.

(a)Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)if to the Borrower or the Administrative Agent, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 11.1; and

(ii)if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).
(b)Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Section 2 if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Section by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender's receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
(c)Borrower Materials/The Platform. The Borrower hereby acknowledges that (i) the Administrative Agent and/or the Arrangers will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”). THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Agent-Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower's or the Administrative Agent's transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)Change of Address, Etc. The Borrower and the Administrative Agent may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(e)Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Notices of Borrowing) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each Lender and the Agent-Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

11.2	Right of Set-Off.

In addition to any rights now or hereafter granted under applicable Law or otherwise, and not by way of limitation of any such rights, upon the occurrence of an Event of Default and the commencement of remedies described in Section 9.2, each Lender is authorized at any time and from time to time, without presentment, demand, protest or other notice of any kind (all of which rights being hereby expressly waived), to set-off and to appropriate and apply any and all deposits (general or special) and any other indebtedness at any time held or owing by such Lender (including, without limitation, branches, agencies or Affiliates of such Lender wherever located) to or for the credit or the account of the Borrower against obligations and liabilities of the Borrower to the Lenders hereunder, under the Notes, the First

Mortgage Bonds, the other Credit Documents, the FMB Mortgage or otherwise, irrespective of whether the Administrative Agent or the Lenders shall have made any demand hereunder and although such obligations, liabilities or claims, or any of them, may be contingent or unmatured, and any such set-off shall be deemed to have been made immediately upon the occurrence of an Event of Default even though such charge is made or entered on the books of such Lender subsequent thereto. The Borrower hereby agrees that any Person purchasing a participation in the Loans and Commitments hereunder pursuant to Sections 3.8 or 11.3(d) may exercise all rights of set-off with respect to its participation interest as fully as if such Person were a Lender hereunder.

11.3	Successors and Assigns.

(a)Successors and Assigns Generally. The provisions of this Credit Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (except as contemplated by Section 8.2), and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section, or (iv) to an SPC in accordance with the provisions of subsection (h) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Credit Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Agent-Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Credit Agreement.

(b)Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Credit Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that

(i)except in the case of an assignment of the entire remaining amount of the assigning Lender's Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed and the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five Business Days after having received written notice thereof); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii)each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Credit Agreement with respect to the Loans or the Commitment assigned;

(iii)any assignment of a Commitment must be approved by the Administrative Agent, unless the Person that is the proposed assignee is itself a Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); and

(iv)the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount, if any, required as set forth in Schedule 11.3, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Credit Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Credit Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Credit Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender's rights and obligations under this Credit Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.9, 3.12, 3.13, 3.14, and 11.5(b) with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Credit Agreement that does not comply with this subsection shall be treated for purposes of this Credit Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.
(c)Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent's Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Credit Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower at any reasonable time and from time to time upon reasonable prior notice. In addition, at any time that a request for a consent for a material or substantive change to the Credit Documents is pending, any Lender may request and receive from the Administrative Agent a copy of the Register.

(d)Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower's Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender's rights and/or obligations under this Credit Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender's obligations under this Credit Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Credit Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Credit Agreement and to approve any amendment, modification or waiver of any provision of this Credit Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.6 that affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.9, 3.12, 3.13 and 3.14 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section; provided that such Participant shall be subject to the requirements and limitations therein, including the requirements under Section 3.13(f) (it being understood that the documentation required under Section 3.13(f) shall be delivered to the participating Lender). To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 3.7 as though it were a Lender, provided such Participant agrees to be subject to Section 3.8 as though it were a Lender.
Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant's interest in the Loans or other obligations under this Credit Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant's interest in any Loans or its other obligations under any Credit Document) except to the extent that such disclosure is necessary to establish that such Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Credit Agreement notwithstanding any notice to the contrary.
(e)Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.9, 3.12, 3.13, or 3.14 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower's prior written consent. A Participant that would be a Non-U.S. Lender if it were a Lender shall not be entitled to the benefits of Section 3.13 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.13(f) as though it were a Lender.

(f)Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Credit Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(h)Special Purpose Funding Vehicles. Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower

(an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Credit Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Credit Agreement (including its obligations under Section 3.9, 3.12, 3.13 and 3.14), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Credit Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Credit Document, remain the lender of record hereunder. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Credit Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained herein, any SPC may (A) with notice to, but without prior consent of the Borrower and the Administrative Agent and with the payment of a processing fee in the amount of $2,500, assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (B) disclose on a confidential basis any non‑public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or guarantee or credit or liquidity enhancement to such SPC.

11.4	No Waiver; Remedies Cumulative.

No failure or delay on the part of the Administrative Agent or any Lender in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between the Borrower and the Administrative Agent or any Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights and remedies provided herein are cumulative and not exclusive of any rights or remedies which the Administrative Agent or any Lender would otherwise have. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent or the Lenders to any other or further action in any circumstances without notice or demand.

11.5	Attorney Costs, Expenses, Taxes and Indemnification by Borrower.

(a)The Borrower agrees (i) to pay or reimburse the Administrative Agent and the Arrangers for all costs and expenses incurred in connection with the development, preparation, negotiation and execution of this Credit Agreement and the other Credit Documents and the FMB Mortgage and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all reasonable fees and expenses of legal counsel, and (ii) to pay or reimburse the Administrative Agent and each Lender for all costs and expenses incurred in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Credit Agreement or the other Credit Documents or the FMB Mortgage (including all such costs and expenses incurred during any “workout” or restructuring in respect of the Borrower Obligations and during any legal proceeding, including any proceeding under any Debtor Relief Law), including all reasonable fees and expenses of legal counsel. The foregoing costs and expenses shall include all search, filing, recording, and appraisal charges and fees and taxes related thereto, and other out-of-pocket expenses incurred by the Administrative Agent and the Arrangers and the cost of independent public accountants and other outside experts retained by the Administrative Agent, the Arrangers or any Lender. Other than costs and expenses payable in connection with the closing of the transactions contemplated by this Credit Agreement pursuant to this Section 11.5(a) (which shall be payable on the Closing Date unless otherwise agreed by the Administrative Agent and the Arrangers), all amounts due under this Section 11.5 shall be payable within ten Business Days after demand therefor. The agreements in this Section shall survive the termination of the Commitments and repayment of all other Borrower Obligations.

(b)Whether or not the transactions contemplated hereby are consummated, the Borrower shall indemnify and hold harmless each Agent-Related Party, each Lender and their respective Affiliates, directors, officers, employees, counsel, agents and attorneys in fact (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including the reasonable fees and expenses of legal counsel) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (i) the execution, delivery, enforcement, performance or administration of any Credit Document, the FMB Mortgage or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (ii) any Commitment or Loan or the use or proposed use of the proceeds therefrom, or (iii) any actual or alleged presence or release of Hazardous Substances on or from any property currently or formerly owned or operated by the Borrower, any Subsidiary of the Borrower, or any Environmental Claim related in any way to the Borrower or any Subsidiary of the Borrower, (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto or (v) any civil penalty or fine assessed by the Office of Foreign Assets Control (the “OFAC”) against, and all reasonable costs and expenses (including counsel fees and disbursements) incurred in connection with defense thereof, by the Administrative Agent or any Lender as a result of conduct of the Borrower that violates a sanction enforced by OFAC (all the foregoing, collectively, the “Indemnified Liabilities”), in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Credit Agreement, nor shall any Indemnitee have any liability for any indirect or consequential damages relating to this Credit Agreement or any other Credit Document or the FMB Mortgage or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date).

(c)To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), or any Agent-Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), or such Agent-Related Party, as the case may be, such Lender's Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Agent-Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent)

in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 3.2(d).

All amounts due under this Section 11.5 shall be payable within ten Business Days after demand therefor. The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Borrower Obligations.

11.6	Amendments, Etc.

No amendment or waiver of any provision of this Credit Agreement or any other Credit Document, and no consent to any departure by the Borrower therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:
(a)waive any condition set forth in Section 4.1 without the written consent of each Lender;

(b)extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 9.2) without the written consent of such Lender;

(c)postpone any date fixed by this Credit Agreement or any other Credit Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) or any scheduled or mandatory reduction of the Committed Amount hereunder or under any other Credit Document without the written consent of each Lender directly affected thereby;

(d)reduce the principal of, or the rate of interest specified herein on, any Loan, or any fees or other amounts payable hereunder or under any other Credit Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate”;

(e)change Section 3.8 or Section 9.3 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(f)change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender;

(g)release the Borrower from its obligations or consent to the assignment by the Borrower of any of its rights and obligations under (or in respect of) the Credit Documents or the FMB Mortgage without the written consent of each Lender; or

(h)authorize the Administrative Agent to vote in favor of the release of all or substantially all of the collateral securing the First Mortgage Bonds;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Credit Agreement or any other Credit Document or the FMB Mortgage; and (ii) Section 11.3(h) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

11.7	Counterparts.

This Credit Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument.

11.8	Headings.

The headings of the sections and subsections hereof are provided for convenience only and shall not in any way affect the meaning or construction of any provision of this Credit Agreement.

11.9	Survival of Indemnification and Representations and Warranties.

(a)Survival of Indemnification. All indemnities set forth herein shall survive the execution and delivery of this Credit Agreement, the making of any Credit Extension and the repayment of the Loans and other Borrower Obligations and the termination of the Commitments hereunder.

(b)Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Credit Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or Event of Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Borrower Obligation hereunder shall remain unpaid or unsatisfied.

11.10	Governing Law; Venue; Service.

(a)THIS CREDIT AGREEMENT AND THE OTHER CREDIT DOCUMENTS (OTHER THAN THE FOURTH SUPPLEMENTAL INDENTURE AND THE FIRST MORTGAGE BONDS) AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5 1401 AND 5 1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW, BUT EXCLUDING ALL OTHER CHOICE OF LAW AND CONFLICTS OF LAW RULES). Any legal action or proceeding with respect to this Credit Agreement or any other Credit Document (other than the Fourth Supplemental Indenture and the First Mortgage Bonds) may be brought in the courts of the State of New York or of the United States for the Southern District of New York, and, by execution and delivery of this Credit Agreement, the Borrower hereby irrevocably accepts for itself and in respect of its Property, generally and unconditionally, the jurisdiction of such courts.

(b)The Borrower irrevocably consents to the service of process in any action or proceeding with respect to this Credit Agreement or any other Credit Document by the mailing of copies thereof by registered or certified mail, postage prepaid, to it at the address for notices pursuant to Section 11.1, such service to become effective ten days after such mailing. Nothing herein shall affect the right of a Lender to serve process in any other manner permitted by Law.

11.11	Waiver of Jury Trial; Waiver of Consequential Damages.

EACH OF THE PARTIES TO THIS CREDIT AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS CREDIT AGREEMENT, ANY OF THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY. Each of the parties to this Credit Agreement agrees not to assert any claim against any other party hereto, Administrative Agent, any Lender, any of their Affiliates, or any of their respective directors, officers, employees, attorneys or agents, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to any of the transactions contemplated herein and in the other Credit Documents and in the FMB Mortgage.

11.12	Severability.

If any provision of any of the Credit Documents is determined to be illegal, invalid or unenforceable, such provision shall be fully severable and the remaining provisions shall remain in full force and effect and shall be construed without giving effect to the illegal, invalid or unenforceable provisions.

11.13	Further Assurances.

The Borrower agrees, upon the request of the Administrative Agent, to promptly take such actions, as reasonably requested, as is necessary to carry out the intent of this Credit Agreement and the other Credit Documents.

11.14	Confidentiality.

Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates' respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Credit Document or any action or proceeding relating to this Credit Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Credit Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.
For purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary, provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any

Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

11.15	Entirety.

This Credit Agreement together with the other Credit Documents represent the entire agreement of the parties hereto and thereto, and supersede all prior agreements and understandings, oral or written, if any, including any commitment letters or correspondence relating to the Credit Documents or the transactions contemplated herein and therein.

11.16	Binding Effect; Continuing Agreement.

(a)This Credit Agreement shall become effective at such time when all of the conditions set forth in Section 4.1 have been satisfied or waived by the Lenders and it shall have been executed by the Borrower and the Administrative Agent, and the Administrative Agent shall have received copies hereof (telefaxed or otherwise) which, when taken together, bear the signatures of each Lender, and thereafter this Credit Agreement shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent and each Lender and their respective successors and assigns.

(b)This Credit Agreement shall be a continuing agreement and shall remain in full force and effect until all Loans, interest, fees and other Borrower Obligations have been paid in full and all Commitments have been terminated. Upon termination, the Borrower shall have no further obligations (other than the indemnification provisions and other provisions that by their terms survive) under the Credit Documents; provided that should any payment, in whole or in part, of the Borrower Obligations be rescinded or otherwise required to be restored or returned by the Administrative Agent or any Lender, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, then the Credit Documents shall automatically be reinstated and all amounts required to be restored or returned and all costs and expenses incurred by the Administrative Agent or any Lender in connection therewith shall be deemed included as part of the Borrower Obligations.

11.17	[Reserved].

11.18	USA Patriot Act Notice.

Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the names and addresses of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act.

11.19	Acknowledgment.

Section 7 and Section 8 of this Credit Agreement contain affirmative and negative covenants applicable to the Borrower. Each of the parties to this Credit Agreement acknowledges and agrees that any such covenants that require the Borrower to cause any of its Subsidiaries to take or to refrain from taking specified actions will be enforceable unless prohibited by applicable law or regulatory requirement.

11.20	Replacement of Lenders.

If (a) any Lender requests compensation under Section 3.12, (b) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.13, (c) a Lender (a “Non-Consenting Lender”) does not consent to a proposed change, waiver, discharge or termination with respect to any Credit Document that has been approved by the Required Lenders as provided in Section 11.6 but requires unanimous consent of all Lenders or all Lenders directly affected thereby (as applicable) or (d) any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.3), all of its interests, rights and obligations under this Credit Agreement and the related Credit Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:
(i)the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 11.3(b);

(ii)such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Credit Documents (including any amounts under Section 3.14) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii)in the case of any such assignment resulting from a claim for compensation under Section 3.12 or payments required to be made pursuant to Section 3.13, such assignment will result in a reduction in such compensation or payments thereafter;

(iv)such assignment does not conflict with applicable Laws; and

(v)in the case of any such assignment resulting from a Non-Consenting Lender's failure to consent to a proposed change, waiver, discharge or termination with respect to any Credit Document, the applicable replacement bank, financial institution or Fund consents to the proposed change, waiver, discharge or termination; provided that the failure by such Non-Consenting Lender to execute and deliver an Assignment and Assumption shall not impair the validity of the removal of such Non-Consenting Lender and the mandatory assignment of such Non-Consenting Lender's Commitments and outstanding Loans pursuant to this Section shall nevertheless be effective without the execution by such Non-Consenting Lender of an Assignment and Assumption.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

Each of the parties hereto has caused a counterpart of this Credit Agreement to be duly executed and delivered as of the date first above written.
BORROWER:
TEXAS-NEW MEXICO POWER COMPANY,
a Texas corporation

By:     /s/ Terry R. Horn
Name:     Terry R. Horn
Title:     Vice President and Treasurer

Signature Page to Term Loan Credit Agreement
(Texas-New Mexico Power Company)

ADMINISTRATIVE AGENT:
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

By:     /s/ Helen D. Davis
Name:     Helen D. Davis
Title:     Authorized Officer

LENDERS:
JPMORGAN CHASE BANK, N.A.,
as a Lender

By:     /s/ Helen D. Davis
Name:     Helen D. Davis
Title:     Authorized Officer

Signature Page to Term Loan Credit Agreement
(Texas-New Mexico Power Company)

EXECUTION COPY

SCHEDULE 1.1(a)
PRO RATA SHARES

Lender	Commitment	Pro Rata Share

JPMorgan Chase Bank, N.A.	$50,000,000	100.000000000%
Total	$50,000,000	100.000000000%

SCHEDULE 11.1
NOTICES
COMPANY:
Texas-New Mexico Power Company
Alvarado Square
Albuquerque, NM 87158
Attention: Terry R. Horn, Vice President and Treasurer
Telephone: 505.241.2119
Telecopier: 505.241.4386
Electronic Mail: Terry.Horn@pnmresources.com
Website Address: www.pnmresources.com

ADMINISTRATIVE AGENT:
Administrative Agent's Office
(for payments and Notice of Borrowing):
JPMorgan Chase Bank, N.A.
Floor 7, Mail Code IL1-0010
10 S. Dearborn St.
Chicago, IL 60603
Attention: Credit Services
Telephone: 312.385.7055
Telecopier: 888-292-9533
Electronic Mail: leonida.g.mischke@jpmchase.com and jpm.agency.servicing.4@jpmchase.com
Account No. 900813381C3128
Ref: Texas New Mexico Power Co
Account Name: LS2 Incoming Account
ABA#: 021000021

Other Notices as Administrative Agent:
JPMorgan Chase Bank, N.A.
10 S. Dearborn St.
Chicago, IL 60603
Attention: Helen D. Davis
Floor 9, Mail Code IL-0090
Telephone: 312.732.1759
Telecopier: 312.732.1762
Electronic Mail: helen.d.davis@jpmorgan.com

Attention: Roman Walczak
Floor 9, Mail Code IL1-0874
Telephone: 312.325.3155
Telecopier: 312.325.3238
Electronic Mail: roman.walczak@jpmorgan.com

SCHEDULE 11.3

PROCESSING AND RECORDING FEES

The Administrative Agent will charge a processing and recordation fee (an “Assignment Fee”) in the amount of $2,500 for each assignment; provided, however, that in the event of two or more concurrent assignments to members of the same Assignee Group (which may be effected by a suballocation of an assigned amount among members of such Assignee Group) or two or more concurrent assignments by members of the same Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group), the Assignment Fee will be $2,500 plus the amount set forth below:

Transaction	Assignment Fee
First four concurrent assignments or suballocations to members of an Assignee Group (or from members of an Assignee Group, as applicable)	-0-
Each additional concurrent assignment or suballocation to a member of such Assignee Group (or from a member of such Assignee Group, as applicable)	$500

EXHIBIT 1.1.1
FORM OF FMB DELIVERY AGREEMENT
[Attached]

FMB DELIVERY AGREEMENT
TEXAS-NEW MEXICO POWER COMPANY

to

JPMORGAN CHASE BANK, N.A., as Administrative Agent

Dated as of September 30, 2011
Relating to
First Mortgage Bonds, Series 2011A

THIS FMB DELIVERY AGREEMENT (this “Agreement”), dated as of September 30, 2011, is by and between Texas-New Mexico Power Company, a Texas corporation (the “Company”), and JPMorgan Chase Bank, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”) for the Lenders under that certain Term Loan Credit Agreement, dated as of September 30, 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Company, the financial institutions parties thereto (the “Lenders”) and JPMorgan Chase Bank, N.A., as the Administrative Agent. Capitalized terms used but not otherwise defined herein have the respective meanings assigned to such terms in the Credit Agreement.
WHEREAS, the Company has entered into the Credit Agreement and intends to make borrowings thereunder in accordance with the provisions thereof;
WHEREAS, the Company has heretofore executed and delivered to Union Bank, N.A. (successor to The Bank of New York Mellon Trust Company, N.A.) (the “Trustee”) a First Mortgage Indenture dated as of March 23, 2009 (as supplemented, the “Indenture”), providing for the issuance from time to time of its bonds, notes or other evidence of indebtedness to be issued in one or more series of securities and to provide security for the payment of principal of and premium, if any, and interest, if any, on such securities and the performance of the other obligations of the Company thereunder;
WHEREAS, of even date herewith, the Company has executed and delivered to the Trustee a Fourth Supplemental Indenture, dated as of September 30, 2011 (the “Supplemental Indenture”), by and between the Company and the Trustee, providing for the establishment of the form and terms of a series of securities to be designated First Mortgage Bonds, Series 2011A (the “Bonds”) and for the issuance of $50,000,000 aggregate principal amount of the Bonds;
WHEREAS, the Company proposes to issue and deliver to the Administrative Agent, for the benefit of the Lenders, the Bonds as collateral security for (and through the Bonds the benefit of the Lien of the Indenture for) the Borrower Obligations and the Related Hedging Obligations;
NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the Company and the Administrative Agent hereby agree as follows:
ARTICLE 1
THE BONDS

SECTION 1.01.    Delivery of Bonds.

(a)In order to provide the Bonds as collateral security for (and through the Bonds the benefit of the Lien of the Indenture for) the Borrower Obligations and the Related Hedging Obligations under the Credit Agreement as aforesaid, the Company hereby delivers to the

Administrative Agent the Bonds in the aggregate principal amount of $50,000,000, maturing on the Maturity Date and bearing interest as provided in the Supplemental Indenture.

(b)The Bonds are registered in the name of the Administrative Agent and shall be owned and held by the Administrative Agent, subject to the provisions of this Agreement, for the benefit of the Lenders, and the Company shall have no interest therein. The Administrative Agent shall be entitled to exercise all rights of bondholders under the Indenture with respect to the Bonds.

(c)The Administrative Agent hereby acknowledges receipt of the Bonds.

SECTION 1.02.    Payments on the Bonds. Any payments received by the Administrative Agent on account of the principal of or interest on the Bonds shall be deemed to be and treated as payments of the Borrower Obligations to the extent provided for and otherwise in accordance with the terms of the Supplemental Indenture. Such payments shall be distributed by the Administrative Agent to the Lenders in accordance with the provisions of the Credit Agreement applicable to payments received by the Administrative Agent in respect of the Borrower Obligations (and the Company hereby consents to such distributions).

ARTICLE II
No Transfer of Bonds; Surrender of Bonds

SECTION 2.01.    No Transfer of the Bonds. The Administrative Agent shall not sell, assign or otherwise transfer any Bonds delivered to it under this Agreement except to a successor Administrative Agent under the Credit Agreement or the Company. The Company may take such actions as it shall deem necessary, desirable or appropriate to effect compliance with such restrictions on transfer, including the issuance of stop-transfer instructions to the Trustee or any other transfer agent or security registrar under the Indenture.

SECTION 2.02.    Surrender of Bonds. The Administrative Agent shall forthwith surrender to or upon the order of the Company all Bonds held by it to the Trustee when all of the Borrower Obligations and Related Hedging Obligations shall have been duly paid in full in immediately available funds and the Credit Agreement (including, without limitation, all Commitments thereunder) shall have been terminated.

ARTICLE III
Governing Law
SECTION 3.01.    GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW, BUT EXCLUDING ALL OTHER CHOICE OF LAW AND CONFLICTS OF LAW RULES).
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company and the Administrative Agent have caused this Agreement to be executed and delivered as of the date first above written.

TEXAS-NEW MEXICO POWER COMPANY

By: _______________________________
Name: Terry R. Horn
Title: Vice President and Treasurer

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By: ________________________________
Name:
Title:

#2091593

Signature Page to
FMB Delivery Agreement

EXHIBIT 1.1.2
FORM OF FOURTH SUPPLEMENTAL INDENTURE
[Attached]

___________________________________________________________________________
___________________________________________________________________________

TEXAS-NEW MEXICO POWER COMPANY

to

UNION BANK, N.A.,
as Trustee

_______________________________________

FOURTH SUPPLEMENTAL INDENTURE
dated as of September 30, 2011

Supplemental to the First Mortgage Indenture
dated as of March 23, 2009
(file no.: 09-0007931211)

Establishing a series of Securities designated

FIRST MORTGAGE BONDS, SERIES 2011A

___________________________________________________________________________
___________________________________________________________________________

THIS INSTRUMENT GRANTS A SECURITY INTEREST BY A UTILITY

THIS INSTRUMENT CONTAINS AFTER-ACQUIRED PROPERTY PROVISIONS

Address of Debtor:
Texas-New Mexico Power Company
Attention: Vice President and Treasurer
577 North Garden Ridge Boulevard
Lewisville, Texas 75067

Address of Secured Party:
Union Bank, N.A., as Trustee
120 S. San Pedro Street, Suite 400
Los Angeles, California   90012
Attention: Corporate Trust - Jennifer Earle

FOURTH SUPPLEMENTAL INDENTURE, dated as of September 30, 2011, between TEXAS-NEW MEXICO POWER COMPANY, a corporation organized and existing under the laws of the State of Texas (hereinafter called the “Company”), and UNION BANK, N.A., a national banking association organized and existing under the laws of the United States (successor to The Bank of New York Mellon Trust Company, N.A.), as Trustee under the Indenture hereinafter referred to (hereinafter called the “Trustee”).

RECITALS OF THE COMPANY

WHEREAS, the Company has heretofore executed and delivered to the Trustee a First Mortgage Indenture, dated as of March 23, 2009 (the “Original Indenture”), providing for the issuance by the Company from time to time of its bonds, notes or other evidence of indebtedness to be issued in one or more series of Securities and to provide security for the payment of the principal of and premium, if any, and interest, if any, on the Securities and the performance and observance of the other obligations of the Company thereunder; and

WHEREAS, the Company has also heretofore executed and delivered to the Trustee a First Supplemental Indenture dated as of March 23, 2009, a Second Supplemental Indenture dated as of March 25, 2009, and a Third Supplemental Indenture dated as of April 30, 2009, as amended by a First Amendment dated as of December 16, 2010, each by and between the Company and the Trustee, each providing for the establishment of the terms of a series of Securities (the Original Indenture, as supplemented by said First Supplemental Indenture, said Second Supplemental Indenture and said Third Supplemental Indenture (as amended), the “Indenture”); and

WHEREAS, on June 1, 2011, Union Bank, N.A. succeeded to The Bank of New York Mellon Trust Company, N.A., as Trustee under the Indenture; and

WHEREAS, the Company has entered into a Term Loan Credit Agreement dated as of even date herewith (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) with the Lenders (as defined below) and JPMorgan Chase Bank, N.A., as administrative agent for the Lenders, providing for the making of certain financial accommodations thereunder, and pursuant to such Credit Agreement the Company has agreed to issue to the Administrative Agent (as defined below), as collateral security for the Borrower Obligations (as defined below) and the Related Hedging Obligations (as defined below), a new series of Securities under the Indenture; and

WHEREAS, for such purposes the Company desires to issue a new series of Securities, to be designated First Mortgage Bonds, Series 2011A (the “Collateral Bonds”), the Securities of which series are to be issued as registered bonds without coupons and are to bear interest at the Interest Rate (as defined below) and are to mature on the Maturity Date (as defined below); and

WHEREAS, pursuant to Section 7.11 of the Credit Agreement, the Company shall enter into one or more Hedging Agreements (as defined below) with one or more Hedge Providers (as defined below); and

1

WHEREAS, the Company, in the exercise of the power and authority conferred upon and reserved to it under the provisions of the Indenture and pursuant to appropriate resolutions of the Board of Directors, has duly determined to make, execute and deliver to the Trustee this Fourth Supplemental Indenture to the Indenture as permitted by Sections 2.01, 3.01 and 14.01 of the Original Indenture in order to establish the form and terms of, and to provide for the creation and issuance of, the Collateral Bonds under the Indenture in an initial aggregate principal amount of $50,000,000; and

WHEREAS, all things necessary to make the Collateral Bonds, when executed by the Company and authenticated and delivered by the Trustee or any Authenticating Agent and issued upon the terms and subject to the conditions hereinafter and in the Indenture, the valid, binding and legal obligations of the Company and to make this Fourth Supplemental Indenture a valid, binding and legal agreement of the Company, have been done;

NOW, THEREFORE, THIS FOURTH SUPPLEMENTAL INDENTURE WITNESSETH that, in order to establish the terms of the Collateral Bonds and for and in consideration of the premises and of the covenants contained in the Indenture and in this Fourth Supplemental Indenture and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, it is mutually covenanted and agreed as follows:

ARTICLE ONE

DEFINITIONS
Section 1.01    Certain Definitions. Each capitalized term that is used herein and is defined in the Original Indenture shall have the meaning specified in the Original Indenture unless such term is otherwise defined herein. Unless the context otherwise requires, any references to a “Section” refers to a Section of this Fourth Supplemental Indenture.
The following terms have the meanings given to them in this Article One and, for purposes of this Fourth Supplemental Indenture, such meanings shall supersede and replace the meanings given them, if any, in the Indenture:
“Administrative Agent” has the meaning given it in the Credit Agreement.
“Available Principal Amount” means the difference between (i) $50,000,000 (or such lesser amount that reflects reductions in the aggregate principal amount of the Collateral Bonds pursuant to Section 2.02(c) or Section 2.03(b)) and (ii) the sum of Credit Repurchase Amounts and Hedge Repurchase Amounts previously paid in satisfaction of, respectively, Credit Repurchase Requirements and Hedge Repurchase Requirements.
“Borrower Obligations” has the meaning given it in the Credit Agreement.
“Business Day” has the meaning given it in the Credit Agreement.
“Collateral Bonds” has the meaning given it in the fifth recital.

2

“Commitment” has the meaning given it in the Credit Agreement.
“Company” has the meaning given it in the preamble.
“Credit Acceleration Event” means the acceleration of the Loans and any and all other Borrower Obligations pursuant to Section 9.2(b) of the Credit Agreement.
“Credit Agreement” has the meaning given it in the fourth recital.
“Credit Notice” means a written notice from the Administrative Agent to the Company (with a copy to a Responsible Officer of the Trustee at the Corporate Trust Office of the Trustee) that states (i) that there has occurred a Credit Repurchase Event and (ii) the Credit Repurchase Amount and the Available Principal Amount, each as of the related Credit Repurchase Date.

“Credit Repurchase Amount” has the meaning given it in Section 2.03(b).

“Credit Repurchase Date” means (i) the date of the occurrence of a Credit Repurchase Event, or (ii) with respect to a Credit Acceleration Event (other than a Credit Repurchase Event), the date fixed in a Credit Written Demand for the Company's satisfaction of a Credit Repurchase Requirement.

“Credit Repurchase Event” means the occurrence of an “Event of Default”, as such term is defined in the Credit Agreement, under Section 9.1(e) of the Credit Agreement.

“Credit Repurchase Requirement” has the meaning given it in Section 2.03(b).

“Credit Written Demand” means a written demand from the Administrative Agent to the Company (with a copy to a Responsible Officer of the Trustee at the Corporate Trust Office of the Trustee) that (i) states that there has occurred a Credit Acceleration Event (other than a Credit Repurchase Event), (ii) demands repurchase by the Company of Collateral Bonds pursuant to Section 2.03(b), (iii) fixes a Credit Repurchase Date (which date must be at least three (3) and no more than ten (10) Business Days following the date on which the Company receives the related Credit Written Demand) and (iv) states the Credit Repurchase Amount and the Available Principal Amount, each as of such Credit Repurchase Date.

“Hedge Acceleration Event” means the designation by a Hedge Provider of an “Early Termination Date” (or similar term) under any Hedging Agreement that results in a Settlement Amount being owed to such Hedge Provider (other than a Settlement Amount being owed to such Hedge Provider due to a pre-payment under the Credit Agreement).

“Hedge Notice” means a written notice from the Administrative Agent to the Company (with a copy to a Responsible Officer of the Trustee at the Corporate Trust Office of the Trustee) that states (i) that there has occurred a Hedge Repurchase Event and (ii) the Hedge Repurchase Amount and the Available Principal Amount, each as of the related Hedge Repurchase Date.

“Hedge Provider” means a counterparty (other than the Company) to a Hedging Agreement entered into by the Company.

3

“Hedge Repurchase Amount” has the meaning given it in Section 2.03(c).

“Hedge Repurchase Date” means (i) the date of the occurrence of a Hedge Repurchase Event, or (ii) with respect to a Hedge Acceleration Event (other than a Hedge Repurchase Event), the date fixed in a Hedge Written Demand for the Company's satisfaction of a Hedge Repurchase Requirement.

“Hedge Repurchase Event” means the occurrence of an “Automatic Early Termination” (or similar term) under any Hedging Agreement that results in a Settlement Amount being owed to a Hedge Provider.

“Hedge Repurchase Requirement” has the meaning given it in Section 2.03(c).

“Hedge Written Demand” means a written demand from the Administrative Agent to the Company (with a copy to a Responsible Officer of the Trustee at the Corporate Trust Office of the Trustee) that (i) states that there has occurred a Hedge Acceleration Event (other than a Hedge Repurchase Event), (ii) demands repurchase by the Company of Collateral Bonds pursuant to Section 2.03(c), (iii) fixes a Hedge Repurchase Date (which date must be at least three (3) and no more than ten (10) Business Days following the date on which the Company receives the related Hedge Written Demand) and (iv) states the Settlement Amount that will comprise the Related Hedging Obligations and the Available Principal Amount, each as of such Hedge Repurchase Date.

“Hedging Agreements” has the meaning given it in the Credit Agreement.

“Indenture” has the meaning given it in the second recital.
“Interest Payment Date” means each date on which Borrower Obligations constituting interest and/or fees are due and payable from time to time pursuant to the Credit Agreement.
“Interest Rate” means a rate of interest per annum, adjusted as necessary, to result in an interest payment equal to the aggregate amount of Borrower Obligations constituting interest and/or fees due under the Credit Agreement on the applicable Interest Payment Date.
“Lender” has the meaning given it in the Credit Agreement.
“Loans” has the meaning given it in the Credit Agreement.
“Maturity Date” has the meaning given it in the Credit Agreement.
“Original Indenture” has the meaning given it in the first recital.
“Related Hedging Obligations” has the meaning given it in the Credit Agreement.
“Settlement Amount” means the “Settlement Amount” (or similar term) under any Hedging Agreement, as calculated under such Hedging Agreement, on a Hedge Repurchase Date.

4

"TBCC" has the meaning given it in Section 4.01.

“Trustee” has the meaning given it in the preamble.

ARTICLE TWO

TITLE, FORM AND TERMS OF THE COLLATERAL BONDS
Section 2.01    Title of the Collateral Bonds. This Fourth Supplemental Indenture hereby creates a series of Securities designated as the “First Mortgage Bonds, Series 2011A” (which are referred to herein as the “Collateral Bonds”) and the form thereof shall be substantially as set forth in Exhibit A hereto. Such Collateral Bonds shall be executed, authenticated and delivered in accordance with the provisions of, and, except as hereinafter provided, shall in all respects be subject to all of the terms, conditions and covenants of the Indenture as supplemented by this Fourth Supplemental Indenture. For purposes of the Indenture, the Collateral Bonds shall constitute a single series of Securities and may be issued in an unlimited aggregate principal amount (subject to the limitations set forth in Article IV of the Indenture), although the initial issuance, authentication and delivery of the Collateral Bonds shall be in the aggregate principal amount of $50,000,000.
Section 2.02    Form and Terms of the Collateral Bonds.
(a)The form and terms of the Collateral Bonds pursuant to the authority granted by this Fourth Supplemental Indenture in accordance with Sections 2.01 and 3.01 of the Original Indenture are set forth herein. The Collateral Bonds shall be issued in registered form without coupons in the denominations of $1,000 and integral multiples of $1,000, appropriately numbered and substantially in the form set forth as Exhibit A hereto. The Collateral Bonds are to be issued to and registered in the name of the Administrative Agent under the Credit Agreement, and are issued as collateral security for any and all Borrower Obligations and Related Hedging Obligations.

(b)The Collateral Bonds shall mature on the Maturity Date and shall bear interest at the Interest Rate, payable on each Interest Payment Date. The Collateral Bonds shall be payable as to principal and interest in any coin or currency of the United States of America which at the time of payment is legal tender for public and private debts and as otherwise provided for in the Indenture.

(c)The obligation of the Company to make payments with respect to the principal of the Collateral Bonds shall be fully or partially, as the case may be, satisfied and discharged to the extent that, at the time that any such payment shall be due, the portion of the Borrower Obligations constituting then due principal under the Credit Agreement shall have been fully or partially paid or pre-paid in immediately available funds. Satisfaction of any obligation to the extent that payment or pre-payment is made with respect to the Borrower Obligations means that if any payment or pre-payment is made on the principal of the Borrower Obligations under the Credit Agreement, a corresponding payment obligation with respect to the principal of the Collateral Bonds shall be deemed discharged in the same amount as the payment or pre-payment

5

with respect to the Borrower Obligations discharges the outstanding obligation with respect to such Borrower Obligations. Such full or partial payment or pre-payment of principal of the Borrower Obligations shall automatically reduce the aggregate principal amount of the Collateral Bonds, provided that, if at the time of such full or partial payment or pre-payment all amounts then due in respect of the Related Hedging Obligations shall have not been paid in full in immediately available funds, such automatic reduction of the aggregate principal amount of the Collateral Bonds shall not be deemed to have occurred until such time, if any, that the Company has paid or pre-paid all amounts then due in respect of the Related Hedging Obligations.

(d)The obligation of the Company to make payments with respect to interest on the Collateral Bonds shall be fully or partially, as the case may be, satisfied and discharged to the extent that, at the time that any such payment shall be due, the portion of the Borrower Obligations constituting then due interest and/or fees under the Credit Agreement shall have been fully or partially paid. Satisfaction of any obligation to the extent that payment is made with respect to the interest and/or fees under the Credit Agreement means that if any payment is made on the interest and/or fees then comprising a portion of the Borrower Obligations under the Credit Agreement, a corresponding payment obligation with respect to the interest on the Collateral Bonds shall be deemed discharged in the same amount as the payment with respect to the interest and/or fees then comprising a portion of the Borrower Obligations under the Credit Agreement discharges the outstanding obligation under the Credit Agreement with respect to such interest and/or fees.

(e)The Trustee may at any time and all times conclusively presume that (i) the obligation of the Company to make payments with respect to the principal of and interest on the Collateral Bonds, so far as such payments at the time have become due, has been fully satisfied and discharged unless and until a Responsible Officer of the Trustee shall have received at the Corporate Trust Office a written notice from the Administrative Agent stating (A) that timely payment of principal and interest on the Collateral Bonds has not been made, (B) that the Company is in arrears as to the payments required to be made by it to the Administrative Agent pursuant to the Credit Agreement and (C) the amount of the arrearage; and (ii) no Credit Repurchase Requirement or Hedge Repurchase Requirement shall exist in respect of any Credit Repurchase Date or Hedge Repurchase Date, as the case may be, unless and until a Responsible Officer of the Trustee shall have received at the Corporate Trust Office a copy of a Credit Notice or a Credit Written Demand or a copy of a Hedge Notice or a Hedge Written Demand in respect of such Credit Repurchase Requirement or Hedge Purchase Requirement, as the case may be. This paragraph is solely for the benefit of the Trustee.
Section 2.03    Redemption; Repurchase.
(a)The Collateral Bonds are not redeemable at the option of the Company.

(b)(i) On a Credit Repurchase Date, the Company shall repurchase (the “Credit Repurchase Requirement”) an aggregate principal amount of the Collateral Bonds equal to the lesser of, as of the applicable Credit Repurchase Date, (A) the Borrower Obligations and (B) the Available Principal Amount (the “Credit Repurchase Amount”). On the Credit Repurchase Date, the Company will deposit with the Trustee immediately available funds in an amount equal to

6

the Credit Repurchase Amount and the Trustee shall pay such amount as soon as practicable after receipt thereof to the Administrative Agent upon surrender by the Administrative Agent to the Trustee at the Corporate Trust Office of the Trustee of Collateral Bonds in an aggregate principal amount equal to the Credit Repurchase Amount, which surrender shall be a condition to the Company's Credit Repurchase Requirement.

(ii)     Payment of a Credit Repurchase Amount equal to the Borrower Obligations as of the applicable Credit Repurchase Date shall be deemed to satisfy and discharge principal of, and accrued and unpaid interest on, the Collateral Bonds in the same amount as the amount of principal and accrued and unpaid interest, respectively, comprising such Borrower Obligations. Such satisfaction and discharge shall automatically reduce the aggregate principal amount of the Collateral Bonds by the aggregate amount of such Borrower Obligations comprising principal.
(iii)    Payment of a Credit Repurchase Amount equal to the Available Principal Amount plus accrued and unpaid interest on the Available Principal Amount, in each case, as of the applicable Credit Repurchase Date shall be deemed to satisfy and discharge all outstanding principal of and accrued and unpaid interest on the Collateral Bonds as of such Credit Repurchase Date.
(c)On a Hedge Repurchase Date, the Company shall repurchase (the “Hedge Repurchase Requirement”) an aggregate principal amount of the Collateral Bonds equal to the lesser of, as of the applicable Hedge Repurchase Date, (A) the Settlement Amount and (B) the Available Principal Amount (the “Hedge Repurchase Amount”). On the Hedge Repurchase Date, the Company will deposit with the Trustee immediately available funds in an amount equal to the Hedge Repurchase Amount and the Trustee shall pay such amount as soon as practicable after receipt thereof to the Administrative Agent upon surrender by the Administrative Agent to the Trustee at the Corporate Trust Office of the Trustee of Collateral Bonds in an aggregate principal amount equal to the Hedge Repurchase Amount, which surrender shall be a condition to the Company's Hedge Repurchase Requirement.

(d)The Company's obligation to satisfy a Credit Repurchase Requirement or Hedge Repurchase Requirement shall be mandatory upon, respectively, the occurrence of a Credit Repurchase Event or a Hedge Repurchase Event. Upon a Credit Acceleration Event or a Hedge Acceleration Event, the Administrative Agent may, at its option, deliver a Credit Written Demand or a Hedge Written Demand, respectively, upon the Company's receipt of which the Company's compliance with the Credit Repurchase Requirement or Hedge Repurchase Requirement, as applicable, shall be mandatory.

(e)Following a Credit Repurchase Event or a Hedge Repurchase Event, the Administrative Agent shall promptly deliver to the Company a Credit Notice or a Hedge Notice, respectively.

(f)    A Credit Written Demand, a Hedge Written Demand, a Credit Notice or a Hedge Notice, if being made concurrently, may, but need not, be consolidated and form one instrument.

7

(g)    Any Collateral Bonds surrendered to the Trustee in connection with a Credit Repurchase Requirement or Hedge Repurchase Requirement shall promptly be cancelled in accordance with Section 3.09 of the Indenture.
(h)    Any Collateral Bond which is to be repurchased only in part shall be surrendered at a Place of Payment therefor (with, if the Company or the Trustee so requires, due endorsement by, or a written instrument of transfer in form satisfactory to the Company and the Trustee duly executed by, the Holder thereof or his attorney duly authorized in writing), and the Company shall execute, and the Trustee shall authenticate and deliver to the Holder of such Collateral Bond, without service charge, a new Collateral Bond of any authorized denomination as requested by such Holder and of like tenor and in aggregate principal amount equal to and in exchange for the portion of the principal of the Collateral Bond so surrendered that is not being repurchased.
Section 2.04    [Reserved].

Section 2.05    Restrictions on Transfer. The Collateral Bonds shall be issued to and registered in the name of the Administrative Agent and shall not be transferable by the Administrative Agent, except to (i) a successor Administrative Agent appointed pursuant to the terms of Section 10.6 of the Credit Agreement or (ii) the Company. The Company hereby instructs the Trustee to so limit transfers requested by any Holder (other than the Company) of any Collateral Bond.

Section 2.06    Sinking Fund. The Collateral Bonds are not subject to any sinking fund.

Section 2.07    Surrender. The Administrative Agent shall surrender the Collateral Bonds to the Trustee when all of the Borrower Obligations shall have been duly paid in full in immediately available funds, and the Credit Agreement (including, without limitation, all Commitments thereunder) shall have been terminated, and the Trustee shall cancel such Collateral Bonds upon receipt thereof.

ARTICLE THREE

ISSUANCE OF THE COLLATERAL BONDS

Section 3.01     Additional Collateral Bonds. The principal amount of the Collateral Bonds which may be authenticated and delivered hereunder is not limited, except as otherwise provided in Article IV of the Indenture.
Section 3.02     Authentication. The Collateral Bonds for the aggregate principal amount of $50,000,000 may forthwith be executed by the Company and delivered to the Trustee and shall be authenticated by the Trustee and delivered (either before or after the filing or recording hereof) pursuant to or in accordance with a Company Order, upon compliance by the Company with the appropriate provisions and requirements of Articles III and IV of the Indenture.

8

ARTICLE FOUR

MISCELLANEOUS PROVISIONS

Section 4.01    Utility and Transmitting Utility. The Company is a utility as defined in Section 35.01 of the Texas Business and Commerce Code (the “TBCC”). The Company intends to subject this Fourth Supplemental Indenture to the requirements and benefits of Subchapter A of Chapter 35 of the TBCC. The perfection and notice provided by this Fourth Supplemental Indenture under Section 35.02 of the TBCC shall be effective from the date of deposit for filing until the interest granted as security is released by the filing of a termination statement, and no renewal, refilling or continuation statement shall be required to continue such effectiveness.  The Company is also a transmitting utility as defined in Section 9.102 of the Texas Uniform Commercial Code.  This Fourth Supplemental Indenture shall remain effective as a financing statement until a termination statement is filed, as provided in Section 9.515(f) of the Texas Uniform Commercial Code.
Section 4.02     Ratification. The Indenture, as supplemented by this Fourth Supplemental Indenture, is in all respects ratified and confirmed, and this Fourth Supplemental Indenture shall be deemed part of the Indenture in the manner and the extent herein and therein provided.

Section 4.03    Trustee. The Trustee hereby accepts the trust hereby declared and provided, and agrees to perform the same upon the terms and conditions set forth in the Indenture, as previously supplemented and amended, and as further supplemented by this Fourth Supplemental Indenture, and upon the following terms and conditions:

The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Fourth Supplemental Indenture or the due execution hereof by the Company or for or in respect of the recitals contained herein, all of which recitals are made by the Company solely.

Section 4.04     Governing Law. This Fourth Supplemental Indenture and the Collateral Bonds shall be governed by and construed in accordance with the law of the State of New York (including without limitation Section 5-1401 of the New York General Obligations Law or any successor to such statute), except to the extent that the Trust Indenture Act would be applicable were this Fourth Supplemental Indenture qualified under the Trust Indenture Act and except to the extent that the law of any other jurisdiction shall mandatorily govern the creation, perfection, priority or enforcement of the Lien of the Indenture or the exercise of remedies with respect to the Mortgaged Property.
Section 4.05     Counterparts. This Fourth Supplemental Indenture is an indenture supplemental to the Indenture. This Fourth Supplemental Indenture may be simultaneously executed in any number of counterparts, each of which when so executed shall be deemed to be an original; but such counterparts shall together constitute but one and the same instrument.
[signature page follows]

9

IN WITNESS WHEREOF, said Texas-New Mexico Power Company has caused this Fourth Supplemental Indenture to be executed on its behalf, and said UNION BANK, N.A., as Trustee as aforesaid, in evidence of its acceptance of the trust hereby created, has caused this Fourth Supplemental Indenture to be executed on its behalf, all on the ____ day of September, 2011, to be effective as of the ____ day of September, 2011.

TEXAS-NEW MEXICO POWER COMPANY
By:
Name:	Terry R. Horn
Title:	Vice President and Treasurer

ACKNOWLEDGMENT:

STATE OF NEW MEXICO        §

§

COUNTY OF Bernalillo    §

This instrument was acknowledged before me on this ____ day of September, 2011, by Terry R. Horn, Vice President and Treasurer of TEXAS-NEW MEXICO POWER COMPANY, a Texas corporation, on behalf of said corporation.

_____________________________________
Notary Public in and for the State of
New Mexico

S-1

[Signature Page to Fourth Supplemental Indenture, dated as of September 30, 2011, to
First Mortgage Indenture of Texas-New Mexico Power Company]

UNION BANK, N.A., as Trustee
By:
Name:Jennifer Earle
Title:Vice President

ACKNOWLEDGMENT:

STATE OF CALIFORNIA        §

§

COUNTY OF LOS ANGELES    §

This instrument was acknowledged before me on this ____ day of September, 2011, by Jennifer Earle, Vice President of UNION Bank, N.A., a national banking association, on behalf of said association.

_____________________________________
Notary Public in and for the State of California

S-2

[Signature Page to Fourth Supplemental Indenture, dated as of September 30, 2011, to
First Mortgage Indenture of Texas-New Mexico Power Company]

Exhibit A
[FORM OF First Mortgage Bond, SERIES 2011A]

THIS SECURITY IS NOT TRANSFERABLE EXCEPT AS PERMITTED IN SECTION 2.05 OF THE FOURTH SUPPLEMENTAL INDENTURE.

TEXAS-NEW MEXICO POWER COMPANY

(Incorporated under the laws of the State of Texas)

First Mortgage Bond, Series 2011A

No.                                                 $

TEXAS-NEW MEXICO POWER COMPANY, a corporation organized and existing under the laws of the State of Texas (the “Company”, which term shall include any Successor Corporation under the Indenture (as defined on the reverse hereof)), for value received, hereby promises to pay to                                , as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders under and as defined in the Term Loan Credit Agreement, dated as of September ___, 2011, among the Company, the Lenders named therein and from time to time a party thereto and the Administrative Agent (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), or registered assigns, the principal sum of _______________ Dollars ($_____________) or such lesser principal amount as may result from reductions in the principal amount hereof pursuant to Section 2.02(c) or Section 2.03(b) of the Fourth Supplemental Indenture (as defined on the reverse hereof), but not in excess, however, of said $____________ principal sum, on the Maturity Date, in any coin or currency of the United States of America which at the time of payment is legal tender for public and private debts, and to pay interest thereon at the Interest Rate in like coin or currency from September ___, 2011, or from the most recent Interest Payment Date to which interest is paid or provided for, payable on each Interest Payment Date until the principal hereof is paid or duly made available for payment on the Maturity Date, or, in the event of default in the payment of the principal hereof, until the Company's obligations with respect to the payment of such principal shall be discharged as provided in the Indenture.

Principal of, premium (if any) and interest on this Collateral Bond are payable at the corporate trust office or agency of the Trustee, in New York, New York, as Paying Agent for the Company.

The provisions of this Collateral Bond are continued on the reverse hereof, and such continued provisions shall for all purposes have the same effect as though fully set forth at this place.

This Collateral Bond shall not be entitled to any benefit under the Indenture or any indenture supplemental thereto, or become valid or obligatory for any purpose, until Union Bank, N.A., the Trustee under the Indenture, or a successor trustee thereto under the Indenture, shall have signed the form of certificate endorsed hereon.

IN WITNESS WHEREOF, TEXAS-NEW MEXICO POWER COMPANY has caused the signature of its duly authorized officer to be hereto affixed.

Dated: ____________

By:	TEXAS-NEW MEXICO POWER COMPANY
Name: ________________________________
Title: _______________________________

CERTIFICATE OF AUTHENTICATION
This is one of the First Mortgage Bonds of the series designated therein referred to in the within-mentioned Indenture, as supplemented by the Fourth Supplemental Indenture.

By:	UNION BANK, N.A., as Trustee
Authorized Officer

[FORM OF REVERSE OF FIRST MORTGAGE Bond, SERIES 2011a]
This Security is one of a duly authorized issue of First Mortgage Bonds of the Company (herein called the “First Mortgage Bonds”), unlimited in aggregate principal amount, of the series hereinafter specified, all issued and to be issued under and equally secured by an indenture, dated as of March 23, 2009, executed by the Company and delivered to Union Bank, N.A. (successor to The Bank of New York Mellon Trust Company, N.A.) (herein called the “Trustee”) (said indenture being herein called the “Indenture”), to which Indenture and all indentures supplemental thereto (including the Fourth Supplemental Indenture hereinafter referred to) reference is hereby made for a description of the properties mortgaged and pledged, the nature and extent of the security, the rights of the registered owners of the First Mortgage Bonds and of the Trustee in respect thereto, and the terms and conditions upon which the First Mortgage Bonds are, and are to be, secured, and for a statement of the respective rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the First Mortgage Bonds and of the terms upon which the First Mortgage Bonds are, and are to be, authenticated and delivered. To the extent permitted by, and as provided in, the Indenture, modifications or alterations of the Indenture, or of any indenture supplemental thereto, and of the rights and obligations of the Company and of the Holders of the First Mortgage Bonds may be made, in certain cases without the consent of the Holders, as set forth in Section 14.01 of the Indenture, and otherwise with the consent of the Company by an affirmative vote of not less than a majority in amount of the First Mortgage Bonds entitled to vote then outstanding, at a meeting of Holders called and held as provided in the Indenture, and by an affirmative vote of not less than a majority in amount of the First Mortgage Bonds of any series entitled to vote then outstanding and affected by such modifications or alterations, in case one or more but less than all of the series of First Mortgage Bonds then outstanding under the Indenture are so affected; provided, however, that no such modifications or alterations shall be made which will affect the terms of payment of the principal of, or interest on, this First Mortgage Bond, which are unconditional. The First Mortgage Bonds may be issued in series, for various principal sums, may mature at different times, may bear interest at different rates and may otherwise vary as provided in the Indenture. This First Mortgage Bond is one of a series designated as “First Mortgage Bonds, Series 2011A” (herein called the “Collateral Bonds”) of the Company, issued under and secured by the Indenture and described in an indenture supplemental thereto (herein called the “Fourth Supplemental Indenture”), dated as of September ___, 2011, executed by the Company and delivered to the Trustee.
The Collateral Bonds are to be issued and delivered to the Administrative Agent as collateral security for the Borrower Obligations and Related Hedging Obligations.
The obligation of the Company to make payments with respect to the principal of the Collateral Bonds shall be fully or partially, as the case may be, satisfied and discharged to the extent that, at the time that any such payment shall be due, the portion of the Borrower Obligations constituting then due principal under the Credit Agreement shall have been fully or partially paid or pre-paid in immediately available funds. Satisfaction of any obligation to the extent that payment or pre-payment is made with respect to the Borrower Obligations means that if any payment or pre-payment is made on the principal of the Borrower Obligations under the Credit Agreement, a corresponding payment obligation with respect to the principal of the

Collateral Bonds shall be deemed discharged in the same amount as the payment or pre-payment with respect to the Borrower Obligations discharges the outstanding obligation with respect to such Borrower Obligations. Such full or partial payment or pre-payment of principal of the Borrower Obligations shall automatically reduce the aggregate principal amount of the Collateral Bonds, provided that, if at the time of such full or partial payment or pre-payment all amounts then due in respect of the Related Hedging Obligations shall have not been paid in full in immediately available funds, such automatic reduction of the aggregate principal amount of the Collateral Bonds shall not be deemed to have occurred until such time, if any, that the Company has paid or pre-paid all amounts then due in respect of the Related Hedging Obligations.
The obligation of the Company to make payments with respect to interest on the Collateral Bonds shall be fully or partially, as the case may be, satisfied and discharged to the extent that, at the time that any such payment shall be due, the portion of the Borrower Obligations constituting then due interest and/or fees under the Credit Agreement shall have been fully or partially paid. Satisfaction of any obligation to the extent that payment is made with respect to the interest and/or fees under the Credit Agreement means that if any payment is made on the interest and/or fees then comprising a portion of the Borrower Obligations under the Credit Agreement, a corresponding payment obligation with respect to the interest on the Collateral Bonds shall be deemed discharged in the same amount as the payment with respect to the interest and/or fees then comprising a portion of the Borrower Obligations under the Credit Agreement discharges the outstanding obligation under the Credit Agreement with respect to such interest and/or fees.
The Trustee may at any time and all times conclusively presume that (i) the obligation of the Company to make payments with respect to the principal of and interest on the Collateral Bonds, so far as such payments at the time have become due, has been fully satisfied and discharged unless and until a Responsible Officer of the Trustee shall have received at the Corporate Trust Office a written notice from the Administrative Agent stating (A) that timely payment of principal and interest on the Collateral Bonds has not been made, (B) that the Company is in arrears as to the payments required to be made by it to the Administrative Agent pursuant to the Credit Agreement and (C) the amount of the arrearage; and (ii) no Credit Repurchase Requirement or Hedge Repurchase Requirement shall exist in respect of any Credit Repurchase Date or Hedge Repurchase Date, as the case may be, unless and until a Responsible Officer of the Trustee shall have received at the Corporate Trust Office a copy of a Credit Notice or a Credit Written Demand or a copy of a Hedge Notice or a Hedge Written Demand in respect of such Credit Repurchase Requirement or Hedge Purchase Requirement, as the case may be. This paragraph is solely for the benefit of the Trustee.

This Collateral Bond is not redeemable at the option of the Company.
On a Credit Repurchase Date, the Company shall repurchase (the “Credit Repurchase Requirement”) an aggregate principal amount of the Collateral Bonds equal to the lesser of, as of the applicable Credit Repurchase Date, (A) the Borrower Obligations and (B) the Available Principal Amount (the “Credit Repurchase Amount”). On the Credit Repurchase Date, the Company will deposit with the Trustee immediately available funds in an amount equal to the Credit Repurchase Amount and the Trustee shall pay such amount as soon as practicable after receipt thereof to the Administrative Agent upon surrender by the Administrative Agent to the

Trustee at the Corporate Trust Office of the Trustee of Collateral Bonds in an aggregate principal amount equal to the Credit Repurchase Amount, which surrender shall be a condition to the Company's Credit Repurchase Requirement.
Payment of a Credit Repurchase Amount equal to the Borrower Obligations as of the applicable Credit Repurchase Date shall be deemed to satisfy and discharge principal of, and accrued and unpaid interest on, the Collateral Bonds in the same amount as the amount of principal and accrued and unpaid interest, respectively, comprising such Borrower Obligations. Such satisfaction and discharge shall automatically reduce the aggregate principal amount of the Collateral Bonds by the aggregate amount of such Borrower Obligations comprising principal.
Payment of a Credit Repurchase Amount equal to the Available Principal Amount plus accrued and unpaid interest on the Available Principal Amount, in each case, as of the applicable Credit Repurchase Date shall be deemed to satisfy and discharge all outstanding principal of and accrued and unpaid interest on the Collateral Bonds as of such Credit Repurchase Date.
On a Hedge Repurchase Date, the Company shall repurchase (the “Hedge Repurchase Requirement”) an aggregate principal amount of the Collateral Bonds equal to the lesser of, as of the applicable Hedge Repurchase Date, (A) the Settlement Amount and (B) the Available Principal Amount (the “Hedge Repurchase Amount”). On the Hedge Repurchase Date, the Company will deposit with the Trustee immediately available funds in an amount equal to the Hedge Repurchase Amount and the Trustee shall pay such amount as soon as practicable after receipt thereof to the Administrative Agent upon surrender by the Administrative Agent to the Trustee at the Corporate Trust Office of the Trustee of Collateral Bonds in an aggregate principal amount equal to the Hedge Repurchase Amount, which surrender shall be a condition to the Company's Hedge Repurchase Requirement.
The Company's obligation to satisfy a Credit Repurchase Requirement or Hedge Repurchase Requirement shall be mandatory upon, respectively, the occurrence of a Credit Repurchase Event or a Hedge Repurchase Event. Upon a Credit Acceleration Event or a Hedge Acceleration Event, the Administrative Agent may, at its option, deliver a Credit Written Demand or a Hedge Written Demand, respectively, upon the Company's receipt of which the Company's compliance with the Credit Repurchase Requirement or Hedge Repurchase Requirement, as applicable, shall be mandatory.
Any Collateral Bond which is to be repurchased only in part shall be surrendered at a Place of Payment therefor (with, if the Company or the Trustee so requires, due endorsement by, or a written instrument of transfer in form satisfactory to the Company and the Trustee duly executed by, the Holder thereof or his attorney duly authorized in writing), and the Company shall execute, and the Trustee shall authenticate and deliver to the Holder of such Collateral Bond, without service charge, a new Collateral Bond of any authorized denomination as requested by such Holder and of like tenor and in aggregate principal amount equal to and in exchange for the portion of the principal of the Collateral Bond so surrendered that is not being repurchased.
In case an Event of Default shall occur, the principal of all the Collateral Bonds at any such time outstanding under the Indenture may be declared or may become due and payable,

upon the conditions and in the manner and with the effect provided in the Indenture. The Indenture provides that such declaration may in certain events be waived by the Holders of a majority in principal amount of the Collateral Bonds outstanding.

Except as set forth in Section 2.05 of the Fourth Supplemental Indenture, this Collateral Bond is not transferable by the Holder thereof.

No recourse shall be had for the payment of the principal of, or the interest on, this Collateral Bond, or for any claim based hereon or on the Indenture or any indenture supplemental thereto, against any incorporator, or against any stockholder, director or officer, past, present or future, of the Company, as such, or of any predecessor or successor corporation, either directly or through the Company or any such predecessor or successor corporation, whether for amounts unpaid on stock subscriptions or by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability, whether at common law, in equity, by any constitution, statute or otherwise, of incorporators, stockholders, directors or officers being released by every owner hereof by the acceptance of this Collateral Bond and as part of the consideration for the issue hereof, and being likewise released by the terms of the Indenture.

This Collateral Bond shall be governed by, and construed in accordance with, the laws of the State of New York (including without limitation Section 5-1401 of the New York General Obligations Law or any successor to such statute), except to the extent that the Trust Indenture Act would be applicable were the Fourth Supplemental Indenture qualified under the Trust Indenture Act and except to the extent that the law of any other jurisdiction shall mandatorily govern the creation, perfection, priority or enforcement of the Lien of the Indenture or the exercise of remedies with respect to the Mortgaged Property.

The Administrative Agent shall surrender this Collateral Bond to the Trustee when all of the Borrower Obligations shall have been duly paid in full in immediately available funds, and the Credit Agreement (including, without limitation, all Commitments thereunder) shall have been terminated, and the Trustee shall cancel such Collateral Bonds upon receipt thereof.

All capitalized terms used but not defined in this Collateral Bond shall have the meanings assigned to them in the Indenture or the Fourth Supplemental Indenture, as applicable.

#2086574

EXHIBIT 2.1(b)
FORM OF
NOTICE OF BORROWING

TO:	JPMORGAN CHASE BANK, N.A., as Administrative Agent

RE:
Term Loan Credit Agreement dated as of September 30, 2011 among Texas-New Mexico Power Company (the “Borrower”), JPMorgan Chase Bank, N.A., as Administrative Agent, and the Lenders identified therein (as the same may be amended, modified, extended or restated from time to time, the “Credit Agreement”)

DATE:	__________________, 2011 (the “Funding Date”).

SECTION 12	This Notice of Borrowing is made pursuant to the terms of the Credit Agreement. All capitalized terms used herein unless otherwise defined shall have the meanings set forth in the Credit Agreement

SECTION 13	Please be advised that the Borrower is requesting Loans on the terms set forth below:

(a)	Principal amount of requested Loans
$_____________ (which amount is not greater than the Committed Amount)

(b)	Date of requested Loans	__________________, 2011

(c)	Interest rate applicable to the
requested Loans:

(i)	________	Base Rate

(ii)	________	Adjusted Eurodollar Rate for an Interest Period
of:

________ one month
________ two months
________ three months
________ six months

SECTION 14
The representations and warranties made by the undersigned in any Credit Document are true and correct in all material respects at and as if made on the date of the requested Loans except to the extent they expressly relate to an earlier date.

SECTION 15	No Default or Event of Default as to the undersigned exists or shall be continuing either prior to or after giving effect to the Loans made pursuant to this Notice of Borrowing.

TEXAS-NEW MEXICO POWER COMPANY
a Texas corporation

By:________________________________
Name:______________________________
Title:_______________________________

EXHIBIT 2. l(e)
FORM OF NOTE
Lender: _______________
FOR VALUE RECEIVED, Texas-New Mexico Power Company, a Texas corporation (the “Borrower”), hereby promises to pay to the order of the Lender referenced above (the “Lender”), at the Administrative Agent's Office set forth in that certain Term Loan Credit Agreement dated as of September 30, 2011 (as amended, modified, extended or restated from time to time, the “Credit Agreement”) among the Borrower, the Lenders party thereto (including the Lender) and JPMorgan Chase Bank, N.A., as Administrative Agent (the “Administrative Agent”) (or at such other place or places as the holder of this Note may designate), the aggregate unpaid principal amount of the Loans made by the Lender to the Borrower under the Credit Agreement, in lawful money and in immediately available funds, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount of each Loan made by the Lender to the Borrower, at such office, in like money and funds, for the period commencing on the date of each such Loan until each such Loan shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.
This Note is one of the Notes referred to in the Credit Agreement and evidences Loans made by the Lender to the Borrower thereunder. Capitalized terms used in this Note have the respective meanings assigned to them in the Credit Agreement and the terms and conditions of the Credit Agreement are expressly incorporated herein and made a part hereof.
The Credit Agreement provides for the acceleration of the maturity of the Loans evidenced by this Note upon the occurrence of certain events (and for payment of collection costs in connection therewith) and for prepayments of Loans upon the terms and conditions specified therein. In the event this Note is not paid when due at any stated or accelerated maturity, the Borrower agrees to pay, in addition to principal and interest, all costs of collection, including reasonable attorney fees.
The date, amount, type, interest rate and duration of Interest Period (if applicable) of each Loan made by the Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books; provided that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower to make a payment when due of any amount owing under the Credit Agreement or under this Note in respect of the Loans to be evidenced by this Note, and each such recordation or endorsement shall be prima facie evidence of such information, absent manifest error.
Except as permitted by Section 11.3(b) of the Credit Agreement, this Note may not be assigned by the Lender to any other Person.
THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW, BUT EXCLUDING ALL OTHER CHOICE OF LAW AND CONFLICTS OF LAW RULES).
IN WITNESS WHEREOF, the Borrower has caused this Note to be executed as of the date first above written.
TEXAS-NEW MEXICO POWER COMPANY
a Texas corporation

By:________________________________
Name:______________________________
Title:_______________________________

EXHIBIT 2.3
FORM OF
NOTICE OF CONTINUATION/CONVERSION

TO:	JPMorgan Chase Bank, N.A., as Administrative Agent

RE:
Term Loan Credit Agreement dated as of September 30, 2011 among Texas-New Mexico Power Company, a Texas corporation (the “Borrower”), JPMorgan Chase Bank, N.A., as Administrative Agent, and the Lenders named therein (as the same may be amended, modified, extended or restated from time to time, the “Credit Agreement”)

DATE:	_____________, 20__
____________________________________________________________
This Notice of Continuation/Conversion is made pursuant to the terms of the Credit Agreement. All capitalized terms used herein unless otherwise defined shall have the meanings set forth in the Credit Agreement.

SECTION 16
Please be advised that the Borrower is requesting that a portion of the current outstanding Loans advanced to it in the amount of $__________, currently accruing interest at ___________, be extended or converted as of ______, 20__ at the interest rate option set forth in paragraph 3 below.

SECTION 17	The interest rate option applicable to the extension or conversion of all or part of the existing Loans referenced above shall be:

a.	_________	the Base Rate

b.	_________	the Adjusted Eurodollar Rate for an Interest Period of:

________ one month
________ two months
________ three months
________ six months

SECTION 18	As of the date hereof, no Default or Event of Default has occurred and is continuing.

TEXAS-NEW MEXICO POWER COMPANY
a Texas corporation

By:________________________________
Name:______________________________
Title:_______________________________

EXHIBIT 3.13
FORM OF
U.S. TAX CERTIFICATE
(For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of September 30, 2011 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Texas-New Mexico Power Company (the “Borrower”), the Lenders named therein and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”).

Pursuant to the provisions of Section 3.13 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code and (v) the interest payments in question are not effectively connected with the undersigned's conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:______________________________________
Name:
Title:

Date: __________, 20[__]

EXHIBIT 7.l(c)
FORM OF
COMPLIANCE CERTIFICATE

TO:	JPMorgan Chase Bank, N.A., as Administrative Agent

RE:
Term Loan Credit Agreement dated as of September 30, 2011 among Texas-New Mexico Power Company, a Texas corporation (the “Borrower”), JPMorgan Chase Bank, N.A., as Administrative Agent, and the Lenders named therein (as the same may be amended, modified, extended or restated from time to time, the “Credit Agreement”)

DATE:	_____________, 20__
____________________________________________________________
Pursuant to the terms of the Credit Agreement, I, ______________, a Financial Officer of the Borrower, hereby certify on behalf of the Borrower that, as of the quarter ending ___________, 20__, the statements below are accurate and complete in all respects (all capitalized terms used below shall have the meanings set forth in the Credit Agreement):
a.    Attached hereto as Schedule 1 are calculations (calculated as of the date of the financial statements referred to in paragraph c. below) demonstrating compliance by the Borrower with the financial covenant contained in Section 7.2 of the Credit Agreement.
b.    No Default or Event of Default exists under the Credit Agreement, except as indicated on a separate page attached hereto, together with an explanation of the action taken or proposed to be taken by the Borrower with respect thereto.
c.    The quarterly/annual financial statements for the fiscal quarter/year ended __________, 20__ which accompany this certificate fairly present in all material respects the financial condition of the Borrower and its Subsidiaries and have been prepared in accordance with GAAP, subject to changes resulting from normal year-end audit adjustments and except that the quarterly financial statements have fewer footnotes than annual statements.

TEXAS-NEW MEXICO POWER COMPANY
a Texas corporation

By:________________________________
Name:______________________________
Title:_______________________________

SCHEDULE 1
TO EXHIBIT 7.1(c)
FINANCIAL COVENANT CALCULATIONS

A.	Debt Capitalization

1. Consolidated Indebtedness of the Borrower	$________________
2. Consolidated Capitalization of the Borrower	$________________
3. Debt to Capitalization Ratio (Line A1 ÷ A2)	___________ to 1.0
Maximum Permitted	0.65 to 1.0

EXHIBIT 11.3(b)
FORM OF
ASSIGNMENT AND ASSUMPTION
This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between ____________ (the “Assignor”) and ________________ (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Schedule 1 attached hereto (the “Standard Terms and Conditions”) are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (a) all of the Assignor's rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below and (b) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (a) above (the rights and obligations sold and assigned pursuant to clauses (a) and (b) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1. Assignor:	______________________________

2. Assignee:	______________________________
and is an Affiliate/Approved Fund of

3. Borrower:	Texas-New Mexico Power Company

4. Administrative Agent:	JPMorgan Chase Bank, N.A. as the Administrative Agent under the Credit Agreement

5. Credit Agreement:	Term Loan Credit Agreement dated as of September 30, 2011 among the Borrower, the Lenders party thereto and the Administrative Agent.

6. Assigned Interest:

Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans
$	$	%

7.    After giving effect to the foregoing assignment, the Assignor and the Assignee shall have the following Commitments, Pro Rata Shares and outstanding Loans:

	Commitments	Pro Rata Share	Outstanding Loans
Assignor
Assignee

8. Trade Date: _____________
Effective Date: ______________ ___, 2011

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Name:
Title:

Consented to and Accepted if applicable:

JPMorgan Chase Bank, N.A.,
as Administrative Agent

By:
Name:
Title:

Consented to if applicable:

TEXAS-NEW MEXICO POWER COMPANY

By:
Name:
Title:

SCHEDULE 1
TO EXHIBIT 11.3(b)
TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
1.Representations and Warranties.

1.1Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any Agreement or statements, warranties or representations made in or in connection with the Credit Agreement or any other Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document.

1.2Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 7.1 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a foreign lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.

2.Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.